UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

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DEVRY INC.

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October 8, 2012

Dear Shareholder:

On behalf of the Board of Directors of DeVry Inc., it is our pleasure to invite you to attend our Annual Meeting of Shareholders at 9:00 a.m., Central Standard Time, Wednesday, November 7, 2012, at DeVry’s home office, 3005 Highland Parkway, Downers Grove, Illinois.

We will begin with a discussion of the items listed in the enclosed Proxy Statement, followed by a report on the progress of DeVry during the last fiscal year. DeVry’s performance also is discussed in the enclosed 2012 Annual Report to Shareholders, which we think you will find to be interesting reading.

We look forward to seeing you at the meeting.

Thank you.

Sincerely,

Dr. Harold T. Shapiro Board Chair	Daniel Hamburger President & CEO

DEVRY INC.

3005 Highland Parkway

Downers Grove, IL 60515-5799

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On

November 7, 2012

You are cordially invited to attend the Annual Meeting of Shareholders of DeVry Inc. (“DeVry”) at DeVry’s home office, 3005 Highland Parkway, Downers Grove, on Wednesday, November 7, 2012, at 9:00 a.m. Central Standard Time, for the following purposes:

(1) To elect Darren R. Huston, William T. Keevan, Lyle Logan and Alan G. Merten as Class III Directors to serve until the 2015 Annual Meeting of Shareholders (Proposal No. 1);

(2) To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for DeVry for the current fiscal year (Proposal No. 2);

(3) To approve an amendment to our Restated Certificate of Incorporation to declassify our Board of Directors by 2015 (Proposal No. 3);

(4) To conduct an advisory vote on executive compensation (Proposal No. 4); and

(5) To consider such other business as may properly come before the meeting or any adjournment thereof.

You will find enclosed with this Notice a Proxy Card and a Proxy Statement for the meeting and a copy of the DeVry Inc. Annual Report for 2012.

The Board of Directors has fixed a record date of September 24, 2012. Only shareholders of record on that date are entitled to notice of, and to vote at, the Meeting.

All shareholders are cordially invited to attend the Meeting in person. However, to assure representation at the Meeting, you are encouraged to vote by proxy by following the instructions on the enclosed Proxy Card. Postage is not required for mailing in the United States. Upon written request, DeVry will reimburse shareholders for the cost of mailing proxy cards from outside the United States. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed Proxy Card. You may attend the meeting and vote in person even if you have returned a proxy in writing, by telephone or through the Internet.

By Order of the Board of Directors,

GREGORY S. DAVIS

Secretary

October 8, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on November 7, 2012 — Our Proxy Statement and the DeVry Inc. Annual Report for 2012 are available at www.proxyvote.com.

DEVRY INC.

3005 Highland Parkway

Downers Grove, IL 60515-5799

ANNUAL MEETING OF SHAREHOLDERS, TO BE HELD ON NOVEMBER 7, 2012

PROXY STATEMENT

PROXIES AND VOTING INFORMATION

The Board of Directors of DeVry Inc. (“DeVry”) is sending you this Proxy Statement and the accompanying Proxy Card to solicit your proxy to vote your shares at DeVry’s Annual Meeting of Shareholders to be held on November 7, 2012, and any adjournment thereof. The solicitation of proxies gives every shareholder an opportunity to vote because your shares can be voted only if you are present or represented by proxy at the Meeting. This Proxy Statement and accompanying Proxy Card are first being sent to shareholders on or about October 8, 2012.

When you have returned your proxy, the proxy committee appointed by DeVry’s Board of Directors (and each of them, with full powers of substitution) will vote your shares as you direct. Please follow the instructions on the enclosed Proxy Card, which explain how to submit your proxy by mail, by telephone or through the Internet. If you submit a proxy by telephone or through the Internet, you should not also mail in a Proxy Card. If you return your proxy to us by any of these means without choices for each proposal, the proxy committee will vote your shares on the unmarked proposals as recommended by DeVry’s Board of Directors. Abstentions, directions to withhold authority and broker non-votes (where a named entity holds shares for a beneficial owner who has not provided voting instructions) will be considered present at the meeting for purposes of a quorum but will not be counted in determining the total number of votes cast. A proxy may be revoked at any time before the proxy is voted at the meeting by: (1) notifying DeVry in writing that the proxy has been revoked, (2) submitting a later-dated proxy by mail, over the telephone or through the Internet, or (3) voting in person at the meeting. The election of Darren R. Huston, William T. Keevan, Lyle Logan and Alan G. Merten as Class III Directors (Proposal No. 1), the ratification of the selection of the independent registered public accounting firm (Proposal No. 2), the approval of the proposed amendment to DeVry’s Restated Certificate of Incorporation to declassify our Board of Directors by 2015 (Proposal No. 3) and the approval of executive compensation in the advisory vote (Proposal No. 4) will each require the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date, as required by DeVry’s Restated Certificate of Incorporation. The effect of an abstention, direction to withhold authority or broker non-vote with respect to these proposals is the same as a “no” vote.

If you are a DeVry employee who is a participant in the DeVry Inc. Employee Stock Purchase Plan or the DeVry Inc. Success Sharing Retirement Plan’s DeVry Stock Fund, your proxy will serve as direction to the custodian of the DeVry Inc. Employee Stock Purchase Plan or the trustee of the DeVry Inc. Success Sharing Retirement Plan to vote your shares for your account as you have directed. If you submit a proxy without indicating your voting preference, your shares will be voted in the same proportion as shares for which instructions have been received.

DeVry will bear the expense of soliciting proxies and will reimburse all shareholders for the expense of sending proxies and proxy material to beneficial owners, including expenditures for foreign mailings. The solicitation initially will be made by mail but also may be made by DeVry employees by telephone, electronic means or personal contact.

As of September 24, 2012, DeVry had 63,855,880 shares of Common Stock ($0.01 par value) outstanding. Shareholders are entitled to one vote per share owned on the record date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The current size of the Board of Directors is 12 Directors. The Restated Certificate of Incorporation provides for a Board of Directors that is divided into three classes serving staggered three-year terms. The current members of Class III, whose terms of office expire in November 2012, are Darren R. Huston, William T. Keevan, Lyle Logan and Julia A. McGee. Except for Julia A. McGee, who has chosen not to stand for re-election, the Board has nominated each of them and recommends their re-election as Class III Directors, each for a term to expire in 2015. The Board also recommends the election of Alan G. Merten as a Class III Director, for a term to expire in 2015. All of the nominees have consented to serve as Directors if elected at the Annual Meeting of Shareholders.

It is intended that all shares represented by a proxy in the accompanying form will be voted for the election of each of Darren R. Huston, William T. Keevan, Lyle Logan, and Alan G. Merten as Class III Directors unless otherwise specified in such proxy. A proxy cannot be voted for more than four persons. In the event that a nominee becomes unable to serve as a Director, the proxy committee will vote for the substitute nominee that the Board designates. The Board has no reason to believe that the nominees will become unavailable for election.

Each nominee for election as a Director, and each Director continuing in office, is listed below, along with a brief statement of his or her current principal occupation, business experience and other information, including directorships in other public companies held as of the date of this Proxy Statement or within the previous five years. Under the Caption “Relevant Experience,” we describe briefly the particular experience, qualifications, attributes or skills that led to the conclusion that these nominees and the continuing Directors should serve on the Board. As explained below under the caption “Board of Directors and Board Committee Information — Director Nominating Process and Factors Considered,” the Nominating & Governance Committee looks at the Board as a whole, attempting to ensure that it possesses the characteristics that the Board believes important to effective governance.

Approval by Shareholders

The election of the four nominees for Director listed below requires the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR each of the nominees listed below.

The Board of Directors recommends a vote FOR the nominees listed below.

NOMINEES

CLASS III — TERM EXPIRES 2015

Darren R. Huston, age 46

Mr. Huston has been a Director since November 2009. In September 2011, he was appointed to the position of Chief Executive Officer of Booking.com, a global leader in online travel accommodations, based in Amsterdam, and a subsidiary of the Priceline Group. He previously served at Microsoft Corporation, a software products and services company. His positions at Microsoft included Corporate Vice President of Global Consumer & Online (2008 to 2011), President & Chief Executive Officer of Microsoft Japan (2005 to 2008), and Corporate Vice President, US Small and Mid-Market Solutions and Partners (2003 to 2005). Prior to joining Microsoft, Mr. Huston was a Senior Vice President at Starbucks Coffee Company, in charge of acquisitions, alliances and new product development from 1998 through 2003. Mr. Huston was an executive in McKinsey & Company’s marketing and strategy practice from 1994 through 1998. From 1990 to 1992, Mr. Huston was an economic advisor for the Government of Canada’s Department of Finance. Mr. Huston earned his bachelor’s degree from Trent University in Peterborough, Ontario, his master’s in economics from the University of British Columbia, and his master’s in business administration from Harvard University Graduate School of Business.

Relevant Experience.     Mr. Huston brings to the Board a background in marketing and strategic planning, gained in senior business leadership roles with Microsoft and Starbucks and in the consulting business. His familiarity with the uses of information technology and global leadership experience also add important perspectives.

William T. Keevan, age 66

Mr. Keevan has been a Director of DeVry since November 2005. He has more than 40 years of financial statement auditing, consulting, internal investigation, litigation support, regulatory compliance and corporate governance experience. He was with Arthur Andersen LLP for 28 years, including 20 years (from 1982 to 2002) as a partner in a number of senior management positions. From June 2002 to December 2006, Mr. Keevan was Senior Managing Director of Navigant Consulting Inc., a specialty consulting firm. In December 2006, Mr. Keevan joined Kroll Inc., a leading international risk consulting firm, where he was a Senior Managing Director and the U.S. leader of the firm’s Complex Accounting, Disputes and Regulatory Compliance Services practice. In September 2010, subsequent to the sale of Kroll Inc. by Marsh & McLennan, Mr. Keevan became an independent consultant and Senior Advisor to Chess Consulting LLC, the successor to the practice he led at Kroll. Early in his career, Mr. Keevan spent five years in private industry in various financial management positions involving SEC reporting, financial analysis, cost accounting and merger and acquisition due diligence. He has been recognized in multiple forums as an expert witness on financial accounting, cost accounting, auditing and regulatory compliance matters. His clients have included companies in a wide range of industries, many of them doing substantial business with the U.S. and foreign governments and therefore subject to unique business and regulatory risks. Mr. Keevan received his undergraduate degree in accounting from the University of Akron in December 1968. He is a CPA, is licensed to practice in Virginia, Maryland and the District of Columbia and is registered in Illinois. He is also a Board Leadership Fellow of the National Association of Corporate Directors and a Chartered Global Management Accountant (CGMA). Mr. Keevan previously served on the board of SRA International, Inc.

Relevant Experience.    Mr. Keevan has a broad background in financial accounting and auditing, risk analysis, risk management, regulatory compliance and corporate governance, gained in senior leadership positions with several leading global business organizations and in other board positions. His experience also qualifies him to serve as an audit committee financial expert.

Lyle Logan, age 53

Mr. Logan has been a Director of DeVry since November 2007. Mr. Logan has been Executive Vice President and Managing Director, Global Financial Institutions Group (the asset management arm of Northern Trust Corporation, a financial holding company) of The Northern Trust Company since 2005. He previously served as Senior Vice President and Head of Chicago Private Banking within the Personal Financial Services business unit of Northern Trust from 2000 to 2005. Prior to 2000, he was Senior Vice President in the Private Bank and Domestic Portfolio Management Group at Bank of America. Mr. Logan received his undergraduate degree in accounting and economics from Florida A&M University and his master’s degree in finance from the University of Chicago Graduate School of Business.

Relevant Experience.    Mr. Logan’s experience in senior leadership positions with leading banking and investment management organizations adds perspective and an understanding of global investment markets to the Board’s consideration of finance and investment management matters.

Alan G. Merten, age 70

Dr. Merten was the President of George Mason University from 1996 until June 2012. Prior to coming to George Mason University, Dr. Merten was the dean of the Johnson Graduate School of Management of Cornell University from 1989 to 1996. He was dean of the College of Business Administration at the University of Florida from 1986 to 1989, where he also served as a professor of information systems. From 1970 to 1986, he was at the University of Michigan, first as an assistant professor of industrial and operations engineering, and ultimately rising to the rank of associate dean in the Michigan Business School where he was responsible for executive education and computing services. Dr. Merten has held academic appointments in both engineering and business, and academic and business positions in Hungary and France. He has served on business and government councils and committees, holding several leadership roles. Dr. Merten was chair of the National Research Council’s Committee on Workforce Needs in Information Technology and a member of the Virginia Governor’s Blue Ribbon Commission on Higher Education. Dr. Merten holds a B.S. in Mathematics from the University of Wisconsin, an M.S. in Computer Science from Stanford University and a Ph.D. in Computer Science from the University of Wisconsin. Dr. Merten currently serves as a trustee of First Potomac Real Estate Investment Trust, director emeritus of Cardinal Financial Corporation, and as a member of the Legg Mason Fixed Income Mutual Funds board.

Relevant Experience.    Dr. Merten’s experience as the President of a leading university, prior academic leadership of several leading business schools, along with his accomplishments as a scholar and instructor, bring a strong and knowledgeable academic, operational, and strategic perspective to the Board’s deliberations.

INCUMBENT DIRECTORS

CLASS I — TERM EXPIRES 2013

Connie R. Curran, age 65

Dr. Curran has been a Director of DeVry since November 2003. She is President of Curran Associates, a healthcare consulting company. From September 2003 until June 2006, Dr. Curran served as the Executive Director of C-Change (formerly the National Dialogue on Cancer), an organization that brings together the public, private, and nonprofit sectors to focus on the eradication of cancer. She spent the preceding 15+ years in several healthcare leadership positions — President, Cardinal Health Consulting Services, 2000-2003; President and CEO, CurranCare, from 1995 until its acquisition by Cardinal Health in 2000; Vice Chairman/National Director for Patient Care Services, APM Incorporated, 1990-1995; and Vice President for HealthCare Management and Patient Care Services, American Hospital Association, 1985-1989. Prior to 1989, Dr. Curran was the Dean of the College of Nursing at the Medical College of Wisconsin and held professorships at the University of San Francisco and Columbia University. She is a prolific author with over 200 publications and several research programs to her credit. She serves on the boards of several nonprofit organizations and is also a director of Hospira, Inc. Dr. Curran previously served as chairman of the board of Silver Cross Hospital and as a director of Volcano, Inc. Dr. Curran received her undergraduate degree in nursing from the University of Wisconsin and her master’s degree in nursing from DePaul University. She also earned her Ed.D in educational psychology from Northern Illinois University and an MBA certificate from Harvard Business School.

Relevant Experience.    Dr. Curran has substantial experience as an educator and business leader in healthcare and healthcare consulting, an area that has been of increasing importance to DeVry in recent years.

Daniel Hamburger, age 48

Mr. Hamburger has been the President and Chief Executive Officer of DeVry and a Director since November 2006. He joined DeVry as Executive Vice President in November 2002. From January 2001 to November 2002, he served as Chairman and CEO of an Accenture subsidiary, Indeliq Inc., which developed education technology. Prior to that, Mr. Hamburger served as President of the Internet Commerce division of W.W. Grainger, Inc. Prior to that Mr. Hamburger was employed at R.R. Donnelley and at Bain & Co. Mr. Hamburger received his undergraduate and master’s degrees in industrial/operations engineering from the University of Michigan and his master’s degree in business administration from Harvard Business School.

Relevant Experience.    Mr. Hamburger’s role as Chief Executive Officer of DeVry, which gives him deep and current knowledge of DeVry’s academic and business operations and strategy, makes him an essential member of the Board.

Harold T. Shapiro, age 77

Dr. Shapiro has been a Director of DeVry since November 2001 and has served as Board Chair since November 2008. Dr. Shapiro is President Emeritus of Princeton University and a professor of economics in its Woodrow Wilson School of Public and International Affairs. He was the President and a professor of economics and public affairs there from 1988 until his retirement as President in June 2001. Dr. Shapiro joined the faculty of the University of Michigan in 1964 and was that university’s President from 1980 to 1988. Dr. Shapiro received his undergraduate degree in commerce from McGill University, and his master’s and doctoral degrees in economics from Princeton University. Dr. Shapiro has previously served on the boards of The Dow Chemical Company, Kellogg Company and Unisys Corporation.

Relevant Experience.    Dr. Shapiro’s experience as the President of two leading universities (one a public-sector and one an independent university), along with his accomplishments as a scholar and instructor, bring a strong and knowledgeable academic, operational, and strategic perspective to the Board’s deliberations and to his role as Board Chair.

Ronald L. Taylor, age 68

Mr. Taylor has been a Director of DeVry since November 1987. In July 2004 he became DeVry’s Chief Executive Officer and served in that capacity until November 2006. He has served as a Senior Advisor to DeVry since November 2006. From August 1987 until his November 2002 appointment as Co-Chief Executive Officer, he was President and Chief Operating Officer. In 1973 Mr. Taylor co-founded Keller Graduate School of Management and was its President and Chief Operating Officer from 1981 to 1987 and its Chief Operating Officer from 1973 until 1981. Mr. Taylor is a consultant/evaluator for the Higher Learning Commission and is a member of the Board of Trustees of the North Central Association of Colleges and Schools. Mr. Taylor received his undergraduate degree, cum laude, in government and international relations from Harvard University, and his master’s degree in business administration from Stanford University.

Relevant Experience.    Mr. Taylor’s experience as a co-founder, long-serving Director and senior executive of DeVry, including several years as co- or sole Chief Executive Officer, give him a deep understanding of DeVry, a broad knowledge of the education marketplace and a historical perspective on its development. His role as the first and only person from a private-sector university to serve on the board of the Higher Learning Commission gives him unique experience in the accreditation process.

CLASS II — TERM EXPIRES 2014

Christopher B. Begley, age 60

Mr. Begley has been a Director of DeVry since November 2011. From May 2007 to January 2012, Mr. Begley served as executive chairman of the board of Hospira, Inc., a leading global hospital products company. He was Hospira’s founding CEO, holding that position from 2004 until April 2011. Prior to joining Hospira, Mr. Begley served in a variety of roles at Abbott Laboratories between 1986 and 2004, most recently as president of Abbott’s Hospital Products Division. Before joining Abbott, Mr. Begley was vice president of marketing for the V. Mueller Division of American Hospital Supply Corp. Mr. Begley earned a bachelor’s degree from Western Illinois University and a master’s degree in business administration from Northern Illinois University. Mr. Begley currently serves as chairman of the board of Hillshire Brands Co., and on the board of Zimmer Holdings Inc.

Relevant Experience.    Mr. Begley brings to the Board his substantial experience as a senior executive in the healthcare industry and an awareness of policies and regulations affecting the industry, an area of increasing importance to DeVry.

David S. Brown, age 71

Mr. Brown has been a Director of DeVry since November 1987 and was a founding shareholder and director of Keller Graduate School of Management (“KGSM”) from 1973 to 1987. A practicing attorney until 1998, Mr. Brown, was a partner in the Chicago law firm of McBride and Baker from 1972 to 1979 and served as General Counsel of the U.S. Office of Minority Business Enterprise from 1971 to 1972. From 1980 to 1996, Mr. Brown was employed by United Laboratories, Inc., a manufacturer and seller of specialty chemicals, most recently as Executive Vice President, Chief Financial Officer and General Counsel. Mr. Brown received his undergraduate degree in political science and philosophy from Stanford University and his LLD degree from Stanford University Law School in 1965. Mr. Brown previously served on the Executive Committee and Finance Committee of DeVry and chaired the DeVry Audit Committee for a period of seven years.

Relevant Experience.    Mr. Brown’s role as a founding shareholder and long-serving Director give him a historical perspective on DeVry’s operations, to which he adds his experience as a practicing attorney and senior business executive. As an attorney, Mr. Brown specialized in business practice and business conflict resolution.

Fernando Ruiz, age 56

Mr. Ruiz has been a Director of DeVry since November 2005. He has been employed by The Dow Chemical Company, a specialty chemical, advanced materials, agroscience and plastics company, since 1980. He was appointed Vice President and Treasurer of The Dow Chemical Company in 2001 and promoted to Corporate Vice President and Treasurer in 2005. Mr. Ruiz served as Assistant Treasurer of The Dow Chemical Company from 1996-2001. Mr. Ruiz serves as a director for a number of Dow subsidiaries including Dow Financial Services Inc. and Dow Credit Corporation and serves as President and CEO of Liana Ltd., a holding company for Dow’s insurance subsidiaries, and Dorinco Reinsurance Company. Mr. Ruiz received his undergraduate degree in economics from the Catholic University of Quito, Ecuador. Mr. Ruiz currently serves as a director of the Federal Reserve Bank of Chicago.

Relevant Experience.    Mr. Ruiz’s experience as a senior executive with a leading global manufacturer, his significant experience in international matters and his deep experience in finance, add both a global perspective and particular corporate finance knowledge to the Board’s decision-making process.

Lisa W. Wardell, age 43

Ms. Wardell has been a Director of DeVry since November 2008 and has been the Executive Vice President and Chief Operating Officer of The RLJ Companies (“RLJ”), a diversified holding company with portfolio companies in the financial services, asset management, real estate, hospitality, professional sports, film production, and gaming industries since 2004. In her role at RLJ, Ms. Wardell has closed $40 million in automotive dealership acquisitions, served as the primary RLJ fundraiser for a $610 million money management fund and managed a hotel development project in West Africa. Prior to joining The RLJ Companies, Ms. Wardell was a Principal at Katalyst Venture Partners, a private equity firmthat invested in start-up technology companies in the media and communications industries from 1999 to 2003. From 1998 to 1999, Ms. Wardell worked as a senior consultant for Accenture, a global management consulting, technology services and outsourcing company, in the company’s communications and technology strategic services practice. From 1994-1996, Ms. Wardell was an attorney with the Federal Communications Commission (FCC) where she worked in the commercial wireless division, spectrum auction and allocations, and PCS and cellular. Ms. Wardell received her undergraduate degree in political science from Vassar College, her J.D. degree from Stanford University, and her master’s degree in finance from the Wharton School of Business at the University of Pennsylvania. In addition to her work at RLJ, Ms. Wardell serves on the board and is Chair of the audit committee of Christopher & Banks Corporation.

Relevant Experience.    Ms. Wardell’s experience as a senior business executive in private equity, operations and strategy and financial analysis, including mergers and acquisitions, together with her previous experience with a federal regulatory agency, give her important perspectives on the issues that come before the Board. These include business, strategic, financial and regulatory matters. Her experience also qualifies her to serve as an audit committee financial expert.

BOARD OF DIRECTORS, DIRECTOR NOMINEE AND BOARD COMMITTEE INFORMATION

Summary

		Director Since	Principal Occupation	Experience/ Qualifications		Committee Memberships						Other Public Company Boards
Name	Age				Independent	AUD	ACA	COM	ER	FIN	NG

Christopher B. Begley	60	2011	Founder and former Chairman and CEO, Hospira, Inc. (Retired)	• Management • Leadership • Strategic vision	x		x	x				• Hillshire Brands Co. • Zimmer Holdings Inc.

David S. Brown	71	1987	Attorney-at-Law (Retired)	• Management • Leadership • Strategic vision • Finance • Accounting	x					x	x

Connie R. Curran	65	2003	President, Curran and Associates	• Academic • Management • Leadership • Strategic vision • Industry	x		c	x				• Hospira Inc.

Daniel Hamburger	48	2006	President and CEO, DeVry Inc.	• Management • Leadership • Industry • Strategic vision

Darren R. Huston	46	2009	CEO, Booking.com	• Management • Leadership • Strategic vision	x		x		x

William T. Keevan	66	2005	Senior Advisor, Chess Consulting LLC	• Management • Leadership • Strategic vision • Finance • Accounting • Regulatory	x	c		x

Lyle Logan	53	2007	Executive Vice President and Managing Director, Northern Trust Corporation	• Management • Leadership • Strategic vision • Finance • Accounting	x					x	c

Julia A. McGee	69	1994	Former group President and CEO, Harcourt, Inc. (Retired)	• Management • Leadership • Strategic vision • Industry	x			c			x

Alan G. Merten*	70	N/A	Former President, George Mason University	• Academic • Management • Leadership • Strategic vision • Industry	x							• Cardinal Financial Corporation • First Potomac Realty Investment Trust

Fernando Ruiz	56	2005	Corporate Vice President and Treasurer, The Dow Chemical Company	• Management • Leadership • Strategic vision • Finance • Accounting	x	x				c

Harold T. Shapiro	77	2001	President Emeritus and Professor, Princeton University	• Academic • Management • Leadership • Strategic vision • Industry • Accreditation	x

Ronald L. Taylor	68	1987	Senior Advisor, Former CEO, DeVry Inc.	• Industry • Management • Leadership • Strategic vision • Accreditation			x		x

Lisa W. Wardell	43	2008	Executive Vice President and COO, The RLJ Companies	• Management • Leadership • Strategic vision • Finance • Accounting • Regulatory	x	x			c	x		• Christopher & Banks Corporation

AUD	Audit Committee	ER	External Relations Committee

ACA	Academic Committee	FIN	Finance Committee

COM	Compensation Committee	NG	Nominating & Governance Committee

c	Committee Chair	x	Committee Member

*	Director Nominee

Board of Directors

DeVry’s Board of Directors held seven meetings during fiscal year 2012, consisting of four regular meetings and three special meetings. Board members are expected to attend Board meetings, the meetings of the committees on which they serve and the Annual Meeting of Shareholders, except in unusual circumstances. During fiscal year 2012, all incumbent Directors attended 75% or more of the aggregate total number of meetings of the Board of Directors and of the committees on which they served. All of the Directors attended DeVry’s 2011 Annual Meeting of Shareholders. During fiscal year 2012, the Board met in executive session without employee Directors or other employees present at each regular Board of Directors meeting. Dr. Harold Shapiro presided over these sessions as the non-executive Board Chair.

Director Independence

The Board of Directors has considered whether each Director, and Dr. Merten as a Director nominee, has any material relationship with DeVry (either directly or as a partner, shareholder or officer of an organization that has a relationship with DeVry) and has otherwise complied with the requirements for independence under the applicable listing standards of the New York Stock Exchange (“NYSE”).

As a result of this review, the Board of Directors affirmatively determined that all of DeVry’s current Directors and Dr. Merten are “independent” of DeVry and its management within the meaning of the applicable NYSE rules, with the exception of Mr. Taylor and Mr. Hamburger. Mr. Taylor is considered an inside Director because of his status as a Senior Advisor to DeVry. Mr. Hamburger is considered an inside Director because of his employment as President and CEO of DeVry.

The Board considered the relationship between DeVry and Northern Trust Corporation, at a subsidiary of which DeVry maintains depository accounts and through which a significant portion of DeVry’s disbursement activity is conducted, because Mr. Logan is Executive Vice President and Managing Director, Global Financial Institutions Group, with Northern Trust Global Investments, a business unit of Northern Trust Corporation. In fiscal year 2012, DeVry incurred approximately $1.2 million in fees to Northern Trust Corporation, which were partially offset against compensating balance credits earned on an average monthly outstanding balance of approximately $27.3 million. The Board of Directors concluded, after considering that the relationship predates Mr. Logan’s joining the Board, that Mr. Logan had no involvement in the transactions, the lack of materiality of the transactions to DeVry and to Northern Trust Corporation, and the fact that the terms of the transactions are not preferential either to DeVry or to Northern Trust Corporation, that the relationship is not a material one for purposes of the NYSE listing standards and would not influence Mr. Logan’s actions or decisions as a Director of DeVry.

Board Leadership Structure

In accordance with DeVry’s Corporate Governance Principles, the Board believes that it makes its selection of the Board Chair and the CEO in the way that it deems best for the organization and its shareholders and assesses this determination on an ongoing basis. The Board therefore has no specific policy with respect to the separation of the offices of Board Chair and CEO. The Board believes that this issue can be part of the succession planning process and that it is in the best interests of DeVry and its shareholders for the Board to make a determination regarding this issue when it annually elects the Board Chair. Since 2004, the offices of Board Chair and CEO have been held by different individuals, with the Board Chair currently being Dr. Shapiro, an independent Director. The Board believes that the existing leadership structure currently serves DeVry and its shareholders well.

Board Committees

The Board has these standing committees: the Academic, Audit, Compensation, External Relations, Finance and Nominating & Governance. A current copy of the charters of each of these committees and a current copy of DeVry’s Corporate Governance Principles are available in print from the Secretary of DeVry, 3005 Highland Parkway, Downers Grove, IL 60515-5799, to any shareholder upon written request and can also be found on DeVry’s website, www.devryinc.com. Only Directors who meet the NYSE listing standards definition of

“independent” for purposes of determining Board independence are appointed to the Nominating & Governance and Compensation Committees. Only Directors who meet these standards and the additional NYSE listing standards and the Securities and Exchange Commission definitions of “independent” for purposes of determining Audit Committee independence are appointed to the Audit Committee.

Academic Committee. Directors Connie R. Curran (Chair), Christopher B. Begley, Darren R. Huston and Ronald L. Taylor serve as members of DeVry’s Academic Committee, which was established to assure that the academic perspective is heard and represented at the highest policy-setting level and incorporated in all of DeVry’s activities and operations. The purpose of the Committee, which met three times in fiscal year 2012, is to support improvement in academic quality by providing oversight of DeVry’s academic policy and input to the Board and management regarding academic activities. The Committee reviews the academic program, policies and practices of DeVry’s institutions. Specifically, the Academic Committee evaluates the academic quality and assessment process and evaluates curriculum and programs, offering recommendations for improvement. The Committee also has oversight responsibility for risks and exposures related to academic quality, including accreditation, curriculum development and delivery, student persistence and outcomes.

Audit Committee. Directors William T. Keevan (Chair), Fernando Ruiz and Lisa W. Wardell serve as members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The Committee met eight times in fiscal year 2012. The Board of Directors has determined that all of the members of the Audit Committee are “independent” as required by the applicable listing standards of the NYSE and by the applicable rules and regulations issued by the Securities and Exchange Commission. The Board determined that the Audit Committee has two “audit committee financial experts” serving on that Committee; namely, William T. Keevan, whose business background may be found on page 3 of this Proxy Statement, and Lisa W. Wardell, whose business background may be found on page 7 of this Proxy Statement.

The principal duties of the Audit Committee include:

•	Monitoring DeVry’s financial reporting processes, including its internal control systems;

•	Selecting DeVry’s independent registered public accounting firm, subject to ratification by the shareholders;

•	Evaluating the independent registered public accounting firm’s independence;

•

Monitoring the scope, approach and results of the annual audits and quarterly reviews of financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of DeVry’s internal audit function and overall risk management processes; and

•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of DeVry’s internal control systems.

The Committee also has oversight responsibility for risks and exposures relating to the adequacy and effectiveness of the accounting, information technology, and financial controls, including DeVry’s policies and procedures to assess, monitor and manage exposure to risk (business and financial) and the steps management has taken with respect thereto; DeVry’s adherence to legal, regulatory and ethics compliance programs; and enterprise-wide risk management. Additional detail about the Committee’s activities are spelled out in the Committee’s Charter, which was most recently amended and restated by the Board of Directors on May 12, 2012. The report of the Audit Committee appears on page 46 of this Proxy Statement.

Compensation Committee. Directors Julia A. McGee (Chair), Christopher B. Begley, Connie R. Curran and William T. Keevan serve as members of the Compensation Committee, which held five meetings in fiscal year 2012, consisting of four regular meetings and one special meeting. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined in the applicable NYSE listing standards. The role of the Compensation Committee is discussed below in the section on “Compensation

Discussion and Analysis.” The report of the Compensation Committee appears on page 20 of this Proxy Statement.

The principal duties of the Compensation Committee include:

•	Reviewing eligibility criteria and award guidelines for DeVry’s compensation programs;

•	Assisting the other Directors, other than DeVry’s CEO (“Non-employee Directors”), in establishing CEO annual goals, objectives and compensation;

•	Monitoring and evaluating matters relating to DeVry’s compensation structure;

•	Retaining independent compensation consultants to advise the Compensation Committee, as it deems appropriate, including approval of the consultants’ fees and other retention terms; and

•	Periodically reviewing the compensation paid to Non-employee Directors and making recommendations to the Board for any adjustments.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on DeVry. In connection with fulfilling this responsibility, the Compensation Committee reviewed the structure and elements of DeVry’s compensation program and its policies and practices that manage or mitigate such risk, including, the balance of short-term and long-term incentives, use of multiple performance measures, a multi-year vesting schedule for long-term incentives, the stock ownership guidelines, and the implementation of a claw-back policy. Based on this review, the Committee concluded that DeVry’s compensation program does not encourage excessive risk taking.

Finance Committee. Directors Fernando Ruiz (Chair), David S. Brown, Lyle Logan and Lisa W. Wardell serve as members of DeVry’s Finance Committee, which met three times during fiscal year 2012, consisting of two regular meetings and one special meeting. The Committee’s principal duties include review and recommendation with respect to DeVry’s financing policies and actions related to investment, capital structure and financing strategies. The Committee also has oversight responsibility for risks and exposures related to DeVry’s capital structure, debt, investments and foreign exchange.

External Relations Committee. Directors Lisa W. Wardell (Chair), Darren R. Huston and Ronald L. Taylor serve as members of DeVry’s External Relations Committee, which met three times during fiscal year 2012. The Committee’s principal duties include assisting DeVry’s management team and the Board in identifying, evaluating and monitoring political and legislative trends, issues and concerns and determining how DeVry can anticipate and adjust to government policy trends in order to more effectively achieve its goals and those of its students. The Committee also has oversight responsibility for risks and exposures related to present and future public policy on education, as well as related laws and regulations applicable to DeVry.

Nominating & Governance Committee. Directors Lyle Logan (Chair), David S. Brown and Julia A. McGee serve as members of DeVry’s Nominating & Governance Committee, which met five times during fiscal year 2012. The Board of Directors has determined that all of the members of the Nominating & Governance Committee are “independent,” as defined in the applicable NYSE listing standards. In accordance with the Committee’s Charter, its responsibilities include:

•	Regularly reviewing the skills and experience of the Board as a whole, and evaluating their suitability to serve the current and future interests of DeVry and its employees, students and shareholders;

•

Regularly updating DeVry’s director search criteria to ensure an appropriate Board composition that provides effective governance for the growing, complex, global educational operations of DeVry and the broad spectrum of students that DeVry serves;

•	Overseeing CEO and director succession and potential related risks;

•	Overseeing risks and exposures stemming from governance structures and processes as well as Board composition and function;

•	Proposing a slate of Directors for election by the shareholders at each Annual Meeting and proposing candidates to fill any vacancies on the Board;

•	Reviewing the Board’s committee structure; and

•	Leading the Board and committee evaluation process.

The Nominating & Governance Committee will consider shareholder recommendations of candidates for Director. Such recommendations should be sent to the Secretary of DeVry. Detailed procedures, including minimum qualifications and specific qualities or skills believed necessary, and the Committee’s process (arising primarily out of DeVry’s By-Laws) for identifying and evaluating nominees, have been codified in DeVry’s policy on the Director Nominating Process, which is described below under the caption “Director Nominating Process and Factors Considered.”

Dr. Merten’s candidacy resulted from an extensive search process assisted by the firm of Russell Reynolds Associates, which was retained by the Nominating & Governance Committee for this purpose. The search focused on augmenting the Board’s aggregate skills and experience with respect to higher education and education policy. The Nominating & Governance Committee evaluated Dr. Merten against other candidates and the criteria set forth in the Director Nominating Process, which is discussed below, and recommended him to the full Board of Directors for nomination.

Director Continuing Education

Members of the Board of Directors are encouraged to participate in continuing education and enrichment classes and seminars. During fiscal year 2012, Mr. Keevan completed a comprehensive program of study to become a National Association of Corporate Directors (NACD) Board Leadership Fellow. He also regularly attends seminars, conferences and webcasts dealing with accounting, financial reporting and corporate governance matters. Ms. Curran attended an executive education program in fiscal year 2012 at Harvard Business School entitled “Compensation Committees: New Challenges, New Solutions.”

Director Nominating Process and Factors Considered

The Nominating & Governance Committee is responsible for making recommendations of nominees for Directors to the Board. The Committee’s goal is to put before the shareholders candidates who, with the incumbent Directors, will constitute a board that has the characteristics necessary to provide effective oversight for the growing, complex, global educational operations of DeVry and reflects the broad spectrum of students that DeVry serves. The Committee seeks a diversity of thought, background, experience and other characteristics in its candidates. To this end, DeVry’s Governance Principles provide that nominees are to be selected on the basis of, among other things, knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the interests of DeVry and its Board. When considering nominees, the Committee seeks to ensure that the Board as a whole possesses, and individual members possess at least two of, the following characteristics or expertise:

•	Academic leadership;

•	Accounting and finance expertise;

•	Business judgment;

•	Management experience;

•	Industry knowledge;

•	Accreditation and other specialized knowledge of higher education;

•	Public policy experience, particularly in higher education;

•	Leadership; and

•	Strategic vision.

The Committee has implemented this policy by evaluating each prospective Director nominee as well as each incumbent Director on the criteria described above and in the context of the composition of the full Board, to determine whether she or he should be nominated to stand for election or re-election.

In screening Director nominees, the Committee also reviews potential conflicts of interest, including interlocking directorships and substantial business, civic, and social relationships with other members of the Board that could impair the prospective nominee’s ability to act independently.

The Committee will not only consider nominees that it identifies, but will consider nominees submitted by shareholders in accordance with the process for shareholder nominations identified in the By-Laws. Under this process, all shareholder nominees must be submitted in writing to the Secretary of DeVry Inc., 3005 Highland Parkway, Downers Grove, IL 60515-5799, not less than 90 days prior to the anniversary of the immediately preceding Annual Meeting of Shareholders. Such shareholder’s notice shall be signed by the shareholder of record who intends to make the nomination (or his duly authorized proxy) and shall also include, among other things, the following information:

•	the name and address, as they appear on DeVry’s books, of such shareholder and the beneficial owner or owners, if any, on whose behalf the nomination is made;

•	the number of shares of DeVry’s Common Stock which are beneficially owned by such shareholder or beneficial owner or owners;

•	a representation that such shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination;

•	the name and residence address of the person or persons to be nominated;

•

a description of all arrangements or understandings between such shareholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such shareholder;

•

such other information regarding each nominee proposed by such shareholder as would be required to be disclosed in solicitations of proxies for elections of Directors, or would otherwise be required to be disclosed, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and

•	the written consent of each nominee to be named in a proxy statement and to serve as a Director if so elected.

In addition to candidates submitted through this By-Law process for shareholder nominations, shareholders may also recommend candidates by following the procedures set forth below under the caption “Communications with Directors.”

In identifying potential nominees and determining which nominees to recommend to the Board, the Nominating & Governance Committee has retained the advisory services of Russell Reynolds Associates. In connection with each vacancy, the Nominating & Governance Committee develops a specific set of ideal characteristics for the vacant Director position. The Nominating & Governance Committee looks at nominees it identifies and any identified by shareholders on an equal basis using these characteristics and the general criteria identified above.

Board of Directors’ Role in Risk Oversight

DeVry’s full Board is responsible for assessing major risks facing DeVry and overseeing management’s plans and actions directed toward their mitigation and/or elimination. The Board has assigned specific elements of the oversight of risk management of DeVry to committees of the Board, as summarized below. Each committee meets periodically with members of management and, in some cases, with outside advisors regarding the matters described below and, in turn, reports to the full Board at least after each regular meeting regarding any findings.

Board/Committee	Primary Areas of Risk Oversight

Full Board	Risks and exposures related to DeVry’s reputation and its adherence to applicable legal and regulatory requirements and ethical business practices; additionally, risks and exposures related to achievement of DeVry’s long-term strategic objectives as well as significant shorter-term operational goals and major organizational actions

Academic Committee	Risks and exposures related to academic quality, including accreditation, curriculum development and delivery, student persistence and outcomes

Audit Committee	Risks and exposures related to the quality of DeVry’s accounting and disclosure practices, adequacy, and effectiveness of its accounting, information technology, and financial controls, including DeVry’s enterprise wide risk management policies and procedures to assess, monitor and manage exposure to risk and the steps management has taken with respect thereto; DeVry’s adherence to legal and regulatory requirements and its Code of Conduct and Ethics and other compliance programs

Compensation Committee	Risks and exposures related to employee compensation programs, talent development and management succession planning

External Relations Committee	Risks and exposures related to present and future public policy on education, as well as laws and regulations applicable to DeVry and its students

Finance Committee	Risks and exposures related to capital structure, debt, investments and foreign exchange

Nominating & Governance Committee	Risks and exposures stemming from governance structures and processes, Board composition and function and CEO succession

2012 DIRECTOR COMPENSATION

Non-employee Directors receive an annual retainer of $70,000, paid quarterly. In addition, the Board Chair receives an annual retainer of $120,000. The Chair of the Audit Committee receives an additional annual retainer of $20,000 for such services, the Chair of the Compensation Committee receives an additional retainer of $15,000 and the chairs of each of the other committees receive an additional annual retainer of $5,000 for their roles as committee chairs. Directors are reimbursed for any reasonable and appropriate expenditures attendant to Board membership.

Under the DeVry Inc. Nonqualified Deferred Compensation Plan, a Director may elect to defer all or a portion of Board compensation. Any amount so deferred is, at the Director’s election, valued as if invested in various investment choices made available by the Compensation Committee for this purpose, and is payable in cash in installments, or as a lump-sum on or after termination of service as a Director, or at a later date specified by the Director.

As long-term incentive compensation for Directors, each Non-employee Director received restricted stock units commonly referred to at DeVry as “Full-Value Shares” with an approximate value of $100,000 directly following the 2011 Annual Meeting of Shareholders. Each Full-Value Share represents the right to receive one share of DeVry Inc. Common Stock following the satisfaction of the vesting period. The Full-Value Shares vest at a rate of 33.33% per year over three years. Prior to fiscal year 2010, Directors received stock options as long-term incentive compensation.

This table discloses all compensation provided in fiscal year 2012 to the Directors of DeVry (other than Mr. Hamburger who received no compensation for his service as a Director).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Christopher B. Begley	35,000	99,859	134,859
David S. Brown	70,000	99,859	169,859
Gary Butler (3)	52,500	99,859	152,359
Connie R. Curran (4)	125,000	99,859	224,859
Darren R. Huston (5)	70,000	99,859	169,859
William T. Keevan	90,000	99,859	189,859
Lyle Logan (6)	75,000	99,859	174,859
Julia A. McGee	85,000	99,859	184,859
Fernando Ruiz (7)	90,000	99,859	189,859
Harold T. Shapiro	190,000	99,859	289,859
Ronald L. Taylor (8)	108,750	99,859	208,609
Lisa W. Wardell (9)	75,000	99,859	174,859

(1)	Includes all retainer fees paid or deferred pursuant to the DeVry Inc. Nonqualified Deferred Compensation Plan.

(2)	The amounts reported in the Stock Awards column represent the grant date fair value of 2,610 Full-Value Shares granted on November 3, 2011 to each of the Directors named above, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Also see “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2012, filed with the SEC on August 28, 2012, for the assumptions made in determining the valuations of these awards. The number of Full-Value Shares granted to each of the Directors named above was determined by dividing $100,000 by $38.26, which represents the fair market value of a share of Common Stock on the November 3, 2011 date of grant, and rounding to the nearest 10 shares.

(3)	Mr. Butler resigned from DeVry’s Board of Directors, and from its Compensation Committee and Finance Committee, effective as of November 22, 2011. Mr. Butler had previously elected to defer 100% of his director fees for the first six months of fiscal year 2012 into the DeVry Inc. Nonqualified Deferred Compensation Plan. Mr. Butler elected to receive 100% of his director fees in cash for the last six months of fiscal year 2012.

(4)	This amount includes $50,000 in cash Ms. Curran received as compensation for her service as a Director on the board of a DeVry subsidiary.

(5)	Mr. Huston elected to defer 50% of his director fees for the first six months of fiscal year 2012 and 100% of his director fees for the last six months of fiscal year 2012 into the DeVry Inc. Nonqualified Deferred Compensation Plan.

(6)	Mr. Logan elected to defer 100% of his director fees for the first six months of fiscal year 2012 into the DeVry Inc. Nonqualified Deferred Compensation Plan. Mr. Logan elected to receive 100% of his director fees for the last six months of fiscal year 2012 in cash.

(7)	This amount includes $15,000 in cash Mr. Ruiz received as compensation for his services as a Director on the board of a DeVry subsidiary.

(8)	This amount includes $38,750 in cash Mr. Taylor received as compensation for his service as a Director on the board of a DeVry subsidiary.

(9)	Ms. Wardell elected to defer 50% of her director fees into the DeVry Inc. Nonqualified Deferred Compensation Plan.

This table discloses the aggregate number of option awards outstanding at June 30, 2012 for each of the Directors. These figures represent stock option grants made prior to August 2009 when the Board discontinued its practice of granting stock options to Directors in favor of grants of Full-Value Shares upon their election or re-election to the Board.

Name	Options Outstanding (#)
Christopher B. Begley	0
David S. Brown	18,250
Gary Butler	0
Connie R. Curran	875
Darren R. Huston	0
William T. Keevan	8,660
Lyle Logan	3,500
Julia A. McGee	3,000
Fernando Ruiz	12,500
Harold T. Shapiro	5,250
Ronald L. Taylor (1)	357,875
Lisa W. Wardell	3,500

(1)	Includes options awarded for his prior service as a senior executive of DeVry.

COMMUNICATION WITH DIRECTORS

Shareholders and other interested parties wishing to communicate with the Board of Directors or any member or committee of the Board of Directors are encouraged to send any communication to: Secretary, DeVry Inc., 3005 Highland Parkway, Downers Grove, IL 60515-5799 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, or a member or committee of the Board of Directors. Any such communication must be in writing, must set forth the name and address of the shareholder (and the name and address of the beneficial owner, if different), and must state the form of stock ownership and the number of shares beneficially owned by the shareholder making the communication. DeVry’s Secretary will compile and periodically forward all such communication to the Board of Directors.

CERTAIN TRANSACTIONS

Various DeVry policies and procedures, including the Code of Conduct and Ethics, which applies to DeVry’s Directors, officers and all other employees, and annual questionnaires completed by all DeVry Directors, Director nominees and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable Securities and Exchange Commission rules. The Board annually reviews the continuing independence of DeVry’s Non-employee Directors under applicable laws or rules of the NYSE. The Board, excluding any Director who is the subject of an evaluation, reviews and evaluates director transactions or relationships with DeVry, including the results of any investigation, and makes a determination with respect to whether a conflict or violation exists or will exist or whether a Director’s independence is or would be impaired.

No relationships or transactions existed or occurred between DeVry and any officer, Director or nominee for Director, or any affiliate of or person related to any of them, since the beginning of DeVry’s last fiscal year, of the type and amount that are required to be disclosed under applicable Securities and Exchange Commission rules.

POLICY FOR COMMUNICATING ALLEGATIONS RELATED TO ACCOUNTING COMPLAINTS

Shareholders, employees and other interested persons are encouraged to communicate or report any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of DeVry’s Code of Conduct and Ethics (collectively, “Accounting Complaints”) to the General Counsel of DeVry Inc. at the following address:

General Counsel

DeVry Inc.

3005 Highland Parkway

Downers Grove, IL 60515-5799

Accounting Complaints also may be submitted in a sealed envelope addressed to the Chair of the Audit Committee, in care of the General Counsel, at the address indicated above, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Any person making such a submission who would like to discuss an Accounting Complaint with the Audit Committee should indicate this in the submission and should include a telephone number at which he or she may be contacted if the Audit Committee deems it appropriate.

Employees may also report Accounting Complaints using any of the reporting procedures specified in DeVry’s Code of Conduct and Ethics. All reports by employees shall be treated confidentially and may be made anonymously. DeVry will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of his or her employment based upon any lawful actions taken by such employee with respect to the good faith submission of Accounting Complaints.

CODE OF CONDUCT AND ETHICS

DeVry has adopted a Code of Conduct and Ethics (the “Code”) that applies to its Directors, officers (including the CEO, the Chief Financial Officer and the Chief Accounting Officer) and all other employees. The Code is intended to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure;

•	compliance with applicable laws, rules and regulations;

•	prompt internal reporting of violations of the Code; and

•	accountability for adherence to the Code.

The Code is available in print, without charge, from the Secretary of DeVry, 3005 Highland Parkway, Downers Grove, IL 60515-5799, to any shareholder upon written request and is also available on DeVry’s website, www.devryinc.com. DeVry posts any amendments to or waivers from the Code (to the extent applicable to DeVry’s Directors and executive officers) on DeVry’s website, www.devryinc.com.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The table below sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by each person known by DeVry to own beneficially more than five percent of our Common Stock, in each case as of June 30, 2012, except as otherwise noted.

Name	Amount and Nature of Beneficial Ownership	Percentage Ownership
Baron Capital Group, Inc. 767 Fifth Avenue New York, NY 10153	6,543,774(1)	9.73%

Dennis Keller	5,462,639(2)	8.44%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	3,417,197(3)	5.07%

(1)	As reported in a statement on Schedule 13G/A filed with the SEC on February 14, 2012, Baron Capital Group, Inc., together with related persons and entities, reported beneficial ownership as of December 31, 2011, with respect to the shares as follows:

Sole voting power:	52,000
Shared voting power:	6,106,020
Sole dispositive power:	52,000
Shared dispositive power:	6,491,774

(2)	Includes 106,298 options to purchase DeVry Common Stock that are exercisable within 60 days of June 30, 2012 and 8,500 shares of Common Stock owned by Mr. Keller’s spouse. Mr. Keller disclaims beneficial ownership of shares held by his spouse. Mr. Keller has 1,469,922 shares pledged to secure various personal lines of credit.

(3)	As reported in a statement on Schedule 13G/A filed with the SEC on February 8, 2012, The Vanguard Group, Inc. reported beneficial ownership as of December 31, 2011, with respect to the shares as follows:

Sole voting power:	86,276
Shared voting power:	0
Sole dispositive power:	3,330,921
Shared dispositive power:	86,276

Security Ownership by Directors and Named Executive Officers

The table below sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by (1) each Director of DeVry, (2) each Named Executive Officer, and (3) all Directors and officers of DeVry as a group, in each case as of June 30, 2012, except as otherwise noted. DeVry believes that each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

Name of Beneficial Owner	Common Stock Beneficially Owned Excluding Options (1)	Stock Options Exercisable within 60 days of June 30, 2012	Total Common Stock Beneficially Owned (2)	Percentage Ownership
Non-Employee Directors
Christopher B. Begley	0	0	0	*
David S. Brown	7,678	18,250	25,928	*
Connie R. Curran	1,573	437	2,010	*
Darren R. Huston	1,178	0	1,178	*
William T. Keevan	5,413	8,660	14,073	*
Lyle Logan	1,109	3,500	4,609	*
Julia A. McGee	20,988	3,000	23,988	*
Alan G. Merten	0	0	0	*
Fernando Ruiz	1,109	12,500	13,609	*
Harold T. Shapiro	1,359	5,250	6,609	*
Ronald L. Taylor	963,958	357,437	1,321,395	2.04%
Lisa W. Wardell	1,209	3,500	4,709	*
Named Executive Officers
Daniel Hamburger	30,212	653,818	684,030	1.02%
Richard M. Gunst (Retired) (3)	9,356	0	9,356	*
Timothy J. Wiggins	0	0	0	*
William B. Hughson	1,552	16,119	17,671	*
David J. Pauldine	25,495	144,598	170,093	*
Steven Riehs	4,000	53,178	57,178	*
All Directors and Officers as a Group (28 persons)	1,083,268	1,469,468	2,552,736	3.94%

*	Represents less than one percent of the outstanding Common Stock.

(1)	“Common Stock Beneficially Owned Excluding Options” includes stock held in joint tenancy, stock owned as tenants in common, stock owned or held by spouse or other members of the holder’s household, and stock in which the holder either has or shares voting and/or investment power, even though the holder disclaims any beneficial interest in such stock. Options exercisable within 60 days after June 30, 2012 are shown separately in the “Stock Options Exercisable within 60 days of June 30, 2012” Column.

(2)	In addition to the ownership interests listed in this table, Non-employee Directors and one executive officer have been granted Full-Value Shares. The Full-Value Share holdings of the persons listed above as of June 30, 2012 were as follows: Christopher B. Begley, 2,610; David S. Brown, 4,467; Connie R. Curran, 4,467; Darren R. Huston, 4,467; William T. Keevan, 4,467; Lyle Logan, 4,467; Julia A. McGee, 4,467; Fernando Ruiz, 4,467; Harold T. Shapiro, 4,467; Ronald L. Taylor, 4,467; Lisa W. Wardell, 4,467; and Timothy Wiggins, 21,630. None of the restrictions on the Full-Value Shares lapse within 60 days of June 30, 2012.

(3)	Effective January 3, 2012, Mr. Gunst resigned from serving as Senior Vice President, Chief Financial Officer and Treasurer and was succeeded by Mr. Wiggins. Mr. Gunst retired from DeVry on February 3, 2012.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) hereby furnishes the following report to the shareholders of DeVry in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of this Proxy Statement with DeVry’s management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

Julia A. McGee, Chair Christopher B. Begley Connie R. Curran William T. Keevan

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

DeVry’s executive compensation program is designed so that executive pay is strongly aligned with organizational and individual performance. The program is heavily weighted with performance-based components. Thus, for example, as illustrated in the following chart, approximately 87% of our CEO’s total target compensation in fiscal year 2012 was performance dependent.

We achieve a strong alignment between pay and performance in our compensation program by rewarding executives through annual incentive payouts when predetermined financial performance targets are met and providing lower or no payouts when the targets are not met. Such alignment is also achieved through the use of equity-based compensation, which, by its nature, yields realizable value for executives only to the extent that long-term shareholder value is generated.

We believe that academic quality leads to growth and we have designed, and regularly review, our compensation program with this operating philosophy in mind. Our emphasis on academic quality and student outcomes is reflected in, among other things, the goals set for the organization and each of our executives each year. The individual portion of our Management Incentive Plan (MIP) reinforces this emphasis by encouraging our executives to pursue excellence in academic quality and student outcomes and by rewarding their achievements in these areas of critical importance to DeVry.

Fiscal Year 2012 Highlights

After five consecutive years of meeting our goal of delivering double-digit revenue growth and over 20 percent earnings growth, our financial performance this year fell well short of our goals. Revenue and earnings declined for fiscal year 2012 and DeVry’s share price decreased substantially (though in-line with our sector as a whole).

Despite disappointing financial performance, management nevertheless took actions that enhanced academic quality and student outcomes and positioned DeVry for success in the future, including:

•	Building our reputation for quality academics by:

•	Graduating nearly 30,000 students into high-demand fields

•	Helping nearly 4,000 students realize their dream of becoming a nurse

•	Helping more than 1,300 medical students pursue their goal of becoming a physician

•	Helping 50,000 accounting graduates work toward their goal of becoming a CPA

•	Reducing costs at our institutions in transition to better align them with decreased enrollments

•	Upgrading our infrastructure by completing a three-year, $100 million information system implementation (Project DELTA)

•	Acquiring Falcon Physician Reviews in the U.S., adding American University of the Caribbean School of Medicine to DeVry’s Healthcare Group, and adding Faculdade Boa Viagem (FBV) to DeVry Brasil

•	Increasing investments in DeVry’s growing institutions like DeVry Medical International, Becker Professional Education, Chamberlain College of Nursing and DeVry Brasil

•	Investing $129 million in capital spending on new campuses, new programs, and academic quality enhancements, and other projects to benefit students.

DeVry’s executive compensation program functioned as designed this year by maintaining a close correlation between pay and performance. As shown in the first table below, payouts to our Named Executive Officers listed on page 22 (“NEOs”) under our annual Management Incentive Plan (MIP) fell sharply this year as compared to last year, while still rewarding our NEOs for individual achievements relating to academic quality and student outcomes, and in furtherance of DeVry’s core TEACH values.

Reflects only NEOs who received MIP payouts for service in fiscal years 2011 and 2012.

The relationship between pay and performance this year is further highlighted by the direct relationship between DeVry’s stock price and the value of our NEO’s equity-based compensation. The following graph shows how the realizable value of our NEO’s equity-based compensation, awarded over the past five years, has been substantially impacted by the drop in our stock price, as of June 30, 2012.

Reflects (i) the grant date fair value, as reported in our annual proxy statements, for all LTI grants made during from fiscal year 2008 through fiscal year 2012 and (ii) the total current value of $30.97 based on the closing market price of DeVry’s Common Stock on June 30, 2012, as reported in The Wall Street Journal.

Another of our goals is to align our executives’ long-term interests with those of our shareholders. Looking ahead, these grants continue to serve that purpose by offering a significant reward opportunity for leaders if they are able to succeed in creating long-term value for our shareholders by achieving our academic and financial objectives.

Compensation Discussion & Analysis Detail

This section provides an overview and analysis for fiscal year 2012 of our compensation program and policies, the material compensation decisions of the Board of Directors and the Compensation Committee made under the program and policies, how the Board of Directors and the Compensation Committee made those decisions, and the material factors the Board of Directors and the Compensation Committee considered in making those decisions. Later in this Proxy Statement, under the heading “Executive Compensation” you will find a series of tables and related narratives containing specific information about the compensation earned or paid in fiscal year 2012 to the following individuals, whom we refer to as our Named Executive Officers or “NEOs”:

•	Daniel M. Hamburger, President and Chief Executive Officer, DeVry Inc.

•	Richard M. Gunst, Senior Vice President, Chief Financial Officer and Treasurer, DeVry Inc. (until January 3, 2012)

•	Timothy J. Wiggins, Senior Vice President, Chief Financial Officer and Treasurer, DeVry Inc. (commencing January 3, 2012)

•	William B. Hughson, President, Healthcare Group, DeVry Inc.

•	David J. Pauldine, President, DeVry University

•	Steven Riehs, President, K-12, Professional and International Education, DeVry Inc.

The discussion below is intended to help you understand the detailed information provided in those tables and related narratives and put that information into context within our overall compensation program. When we use the words “we,” “our” or “us,” they refer to DeVry.

Executive Compensation Objectives

For fiscal year 2012, the overall goals of our compensation program were to serve the essential purpose of the organization, which is to empower our students to achieve their educational and career goals, and to maximize the long-term return to our stakeholders. We designed our program to:

•	Align NEO compensation with academic, student outcome, and financial objectives;

•	Attract, motivate and retain high-quality executives; and

•	Reward organizational and individual performance.

As part of our compensation philosophy, we believe we should pay our NEOs total compensation that is competitive with other alternatives available to them in the marketplace and that a significant portion of each NEO’s total compensation should be variable — with both upside potential and downside risk — depending upon the performance of DeVry and of the individual. The CEO’s compensation, in particular, has the most potential for variability as it is expected to align most closely with the performance of the organization. In addition, we believe we should maintain a clear, straightforward and transparent approach to our executive compensation program.

How the Compensation Committee Determined Executive Compensation

Principles of Executive Compensation

The Compensation Committee uses the following Principles of Executive Compensation as a means to assess our executive compensation program and to provide guidance to management on the Compensation Committee’s expectations for our overall executive compensation structure:

Role of the Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence to our compensation program. The Compensation Committee’s role is to oversee, on behalf of the Board and for the benefit of DeVry and its shareholders, our compensation and benefit plans and policies and their effective execution, including reviewing and approving equity awards to Directors and NEOs, and reviewing and approving annually all compensation decisions relating to our NEOs. The Compensation Committee meets periodically to review the design and effective functioning of our executive compensation program, including approving compensation levels and performance targets, reviewing management performance, and approving annual cash incentive compensation distributions and long-term incentive compensation awards. The Compensation Committee operates under a written Charter, a copy of which is available on DeVry’s website, www.devryinc.com.

Role of Executive Officers and Management

The Compensation Committee invites select members of management to participate in its meetings. The CEO, General Counsel and Senior Vice President of Human Resources were regular attendees at Compensation Committee meetings in fiscal year 2012. The Compensation Committee also invited the CFO to provide perspective and participate in its meetings from time to time. Management’s role was to contribute input and analysis to the Compensation Committee’s discussions. At the Compensation Committee’s direction and request, management made recommendations to the Compensation Committee with respect to the key elements of our executive compensation program for fiscal year 2012, which are discussed in more detail below. The CEO and Senior Vice President of Human Resources, with input from the CFO, recommended the aggregate dollars to be available to all of DeVry’s employees (other than the CEO) for increases in base salaries (known as the “merit pool”), as well as the guidelines under which merit increases to base salaries of employees were to be made. The CEO and Senior Vice President of Human Resources, with input from the CFO, also recommended the aggregate dollars available to be distributed to eligible employees under our Management Incentive Plan (MIP) for fiscal year 2012, and made specific recommendations to the Compensation Committee with respect to MIP awards for members of the senior leadership team that report directly to the CEO. Similarly, the CEO and Senior Vice President of Human Resources, with input from the CFO, made recommendations to the Compensation Committee concerning the aggregate number of stock options, Full-Value Shares and Performance Shares to be awarded to deserving employees under DeVry’s long-term incentive plans for fiscal year 2012, and made specific recommendations with respect to individual equity awards to members of the senior leadership team. As we discuss below, our CEO made specific recommendations to the Compensation Committee for his direct reports, including the other NEOs, regarding performance goals, increases to their annual base salaries, MIP awards and long-term incentive compensation grants for fiscal year 2012. The Compensation Committee discussed the recommendations with management, gave feedback on the recommendations, regularly met in executive session for further discussion and analysis, and consulted with outside advisors. The Committee approved the overall magnitude of MIP awards and equity grants, and made all final compensation decisions with respect to long term incentive grants to NEOs other than Mr. Hamburger. The independent members of the Board approved all compensation decisions for Mr. Hamburger.

Role of Independent Consultants

For fiscal year 2012, management used widely-published compensation surveys to help inform many of the decisions related to the total compensation of its executive team. The Compensation Committee also engaged The Delves Group as compensation consultants to review management’s recommendations and provide data and insights to ensure that our executive compensation program is fair, reasonable, and consistent with our compensation objectives. The role of The Delves Group involved in our compensation processes was purely advisory in nature and the Compensation Committee retained ultimate responsibility for its compensation-related decisions.

The Compensation Committee and management analyzed and considered survey data provided by the consultants to help provide a broad perspective on the marketplace and market trends given DeVry’s stated objective of paying compensation that is competitive with other marketplace alternatives. This survey data was one of many pieces of information included in a subjective process of determining executive compensation. The Compensation Committee used the survey data as general guidance, together with its own knowledge, experience and discretion, in establishing each of the individual elements of NEO compensation for its executives. The Compensation Committee did not target any specific percentile levels in establishing compensation levels and opportunities.

The Role of Performance

A significant portion of the total compensation of the NEOs is performance-based. Financial performance of the organization is one indication of the performance of our NEOs. DeVry’s operating philosophy is that quality leads to growth. This reflects our strong view that quality academic programs and student outcomes are another indication of the performance of our NEOs. With these factors in mind, the Compensation Committee designed DeVry’s compensation program to reward NEOs for attaining both financial targets and for achieving academic quality and student outcomes.

Given the importance of the CEO’s role with respect to critical drivers of organizational performance, the Compensation Committee believes that organizational performance should factor most significantly in the judgments and decisions it makes concerning CEO compensation. This focus may result in the CEO’s compensation being more affected by organizational performance year-to-year than the compensation of other NEOs.

Performance Goals and Measures

We have a confidential five-year strategic plan containing various milestones, which was developed by our executive management team and approved by our Board. The plan is rigorously reviewed and updated annually. At the outset of fiscal year 2012, our executive management team recommended, and our Board subsequently approved, a fiscal year operating plan. The specific, quantitative goals set for NEO and organizational performance in fiscal year 2012 were, in turn, derived from our 2012 operating plan.

The Compensation Committee continued its practice of using earnings per share and annual revenue as the key measures of organizational financial performance. For fiscal year 2012, DeVry’s financial performance goals were revenue of $2,345.5 million and earnings per share of $4.89.

The Compensation Committee used institution revenue and operating income as key measures in assessing the performance of NEOs in operating roles in fiscal year 2012. We do not disclose the particular institution performance goals utilized in our annual cash incentive program (MIP) or otherwise. We consider such information confidential, as its disclosure would cause competitive harm.

The Compensation Committee considered the organization’s performance goals to represent the best estimate of what the organization could deliver, if management, individually and collectively, were to materially satisfy its goals and objectives for the year. The Compensation Committee intended all the goals to be aggressive yet achievable. At the time the Compensation Committee set these goals, it expected that it would take extraordinary performance on the part of management to exceed them to the extent necessary to yield maximum incentive payouts under our MIP. We believe that DeVry’s incentive plans have successfully implemented its philosophy of pay for performance in fiscal year 2012. As reflected in our Executive Summary, payments to our NEOs under our MIP declined substantially, driven primarily by the non-attainment of the organization’s revenue and earnings per share goals for fiscal year 2012.

Individual Performance Goals

At the beginning of fiscal year 2012, the Compensation Committee approved individual performance goals and objectives for the CEO. The CEO also worked collaboratively with the other NEOs in developing their individual performance goals and to assign weightings to them to place additional emphasis on tactical priorities. These individual performance goals reflected functional results or institution performance appropriate for each NEO’s respective role. Each stressed the building of academic outcomes, organizational strength and advancement of DeVry’s core values. The individual performance goals are factors in determining base salary adjustment, annual cash incentive compensation (MIP) and long-term incentive compensation. The individual performance goals intentionally include elements that can be rated objectively as well as elements that are of a subjective nature. This allows the evaluator — the independent members of the Board in the case of the CEO and the CEO with input and approval from the Compensation Committee in the case of the other NEOs — to assess the individual’s performance objectively, while utilizing its discretion to make adjustments based on the individual’s perceived contributions and other subjective criteria.

The primary individual performance goals and objectives set for our CEO, Mr. Hamburger, were to:

•	Deliver high quality academic programs that yield strong student outcomes;

•	Implement DeVry’s growth and diversification strategy; and

•	Strengthen infrastructure.

The primary individual performance goals and objectives set for Mr. Gunst, who served DeVry as Senior Vice President, CFO and Treasurer until January 3, 2012, and thereafter for Mr. Wiggins, who became DeVry’s Senior Vice President, CFO and Treasurer on January 3, 2012, were to:

•	Provide insightful business analysis/planning;

•	Lead and coordinate mergers and acquisitions evaluation and due diligence efforts;

•	Provide strategic and executional leadership to business units on all key real estate activity;

•	Pursue cost savings opportunities in purchasing/supply management;

•	Lead risk management and insurance efforts across the organization;

•	Pursue tax planning opportunities while ensuring full compliance;

•	Evaluate alternative capital structure opportunities;

•	Effectively represent DeVry externally to media, investors, government agencies, and the general public;

•	Monitor and enhance internal control and enterprise risk management processes; and

•	Build the finance team, and develop succession and talent management plans.

The primary individual performance goals and objectives set for Mr. Pauldine, Mr. Riehs and Mr. Hughson as operating division heads were to:

•	Deliver high quality academic programs that yield strong student outcomes;

•	Optimize operational and financial performance; and

•	Effectively execute strategic plans, particularly concerning facilities, student services and relationships with accreditation, government and other education professionals.

These goals were selected by the Compensation Committee in the case of the CEO, and by the CEO in the case of the NEOs, because they are reflective of management’s role in DeVry achieving the overall goals set forth in fiscal year 2012 operating plan and, in turn, our long-term strategic objectives. At the same time, these goals were selected because they are reflective of a number of qualities we expect of all of our executives, such as behaviors that:

•	Promote dedication to the empowerment of our students to achieve their educational and career goals;

•	Reinforce DeVry’s core TEACH values;

•	Attract, motivate, reward and retain employees who consistently deliver strong performance to ensure DeVry’s long term success; and

•	Promote teamwork that is focused on meeting the expectations of customers (students and employers of graduates), various outside agencies (regulators and accreditors) and shareholders.

Elements of Executive Compensation

The key elements of our executive compensation program for fiscal year 2012 were unchanged from fiscal year 2011:

•	Annual base salary;

•	Annual cash incentive (MIP); and

•	Long-term incentive (LTI) composed of:

o	stock options; and

o	performance-based restricted stock units (“Performance Shares”).

The Compensation Committee aimed to provide total compensation to each NEO that was market-competitive, combining a stable base salary element with two at-risk elements (MIP and LTI) available to be earned based upon individual and organizational performance. We believe this approach helps reinforce a culture of performance by recognizing individual potential and rewarding results.

The following is a description for fiscal year 2012 of the three main components of our compensation program, the purpose of each, and the role each played in fiscal year 2012 in meeting the overarching objectives of our compensation program for our NEOs.

Annual Base Salary

We pay base salaries as a secure, predictable component of cash compensation, which is essential for attracting and retaining talented executives. An initial base salary is negotiated at the outset of employment, thereby establishing it as satisfactory to the executive and thus, by inference, consistent with current market conditions. The Compensation Committee then adjusts base salaries, effective as of the early part of each succeeding fiscal year, to reflect the executive’s prior performance and to respond to changes in market conditions.

The Compensation Committee evaluated the CEO’s annual base salary at the beginning of fiscal year 2012. Its evaluation took into account the organization’s approach generally to merit increases for other employees, actual results versus the performance targets and goals previously set for DeVry and for him for fiscal year 2011, which are described above under “Individual Performance Goals.” The Compensation Committee also considered its interaction with Mr. Hamburger, its observation of his performance throughout fiscal year 2011 and the perceived market for CEOs, thus adding a further discretionary element to its evaluation. The Compensation Committee believes that our executive compensation program is better because of this element, as it allows for the consideration of unforeseen circumstances and factors that cannot be measured with precision. Although DeVry’s financial performance was below expectations for fiscal year 2012, the Compensation Committee’s evaluation was made at the beginning of fiscal year 2012, based on fiscal year 2011 performance, when DeVry did exceptionally well under challenging economic conditions. The Compensation Committee found that CEO contributed materially to these favorable results and achieved or exceeded nearly all of his individual performance objectives for fiscal year 2011. The Committee felt these considerations, taken alone, were sufficient to justify a significant increase in Mr. Hamburger’s base salary. At the same time, the Committee took into account additional considerations, including the uncertain economic outlook at the time and the conservative approach taken with respect to merit increases throughout the organization. As a result, for fiscal year 2012, the Compensation Committee set Mr. Hamburger’s annual base salary at $823,000, which represented approximately a 2.9% increase over his fiscal year 2011 salary and was roughly equivalent to the percentage merit increase awarded across the organization for the fiscal year. The Compensation Committee increased the CEO’s salary because the Compensation Committee wanted to reward the CEO for DeVry’s and the CEO’s excellent performance during the previous fiscal year, as well as for his consistently strong executive performance, his success in building a high quality executive team, his potential to continue building a positive future for DeVry and to ensure that his salary stayed at a level that compared appropriately to the salaries of chief executive officers at other organizations in the marketplace.

Mr. Hamburger recommended to the Compensation Committee the annual base salary of each of the other NEOs at the outset of fiscal year 2012. His recommendations were made in consultation with the Senior Vice President of Human Resources. They were based upon their experience with and analysis of the market at that time, their monitoring of the compensation levels at other organizations in DeVry’s market and Mr. Hamburger’s assessment of each NEO’s performance for the prior year. Generally, the CEO made his assessments for adjustment of the other NEOs’ fiscal year 2012 salaries at the outset of the year, based on the following seven criteria:

(1)	DeVry’s overall financial performance in fiscal year 2011 compared to the operating plan;

(2)	Each NEO’s performance against his previously established individual goals and objectives;

(3)	Each NEO’s effectiveness in instilling a culture of teamwork, student service and integrity;

(4)	Each NEO’s expected future contributions;

(5)	The compensation practices of other similar or competitor organizations, including average salary increases in the U.S.;

(6)	The general merit increase parameters set for all employees in the organization; and

(7)	Discretion based on interaction and observation throughout the year.

We believe that the annual base salaries paid in fiscal year 2012 to each NEO served our executive compensation objectives to:

•	Retain our high-quality executives by paying them a market competitive annual base salary; and

•	Reward individual performance by increasing annual base salaries from prior year levels as a result of DeVry’s overall, and each NEO’s individual, positive performances.

Mr. Gunst did not receive an increase in his base salary due to his planned mid-fiscal year retirement. Mr. Wiggin’s base salary was negotiated in connection with his recruitment using Mr. Gunst’s base salary as a reference point.

Annual Cash Incentive Compensation

The MIP is a portion of executive cash compensation. It is an annual cash incentive program designed to motivate and reward our NEOs and other management employees by putting a substantial portion of cash compensation at risk and paying annual incentives depending upon the extent to which both DeVry’s financial objectives and each NEO’s respective individual performance goals for academic quality and student service are met or exceeded. We determine and pay the MIP payments for a particular fiscal year only after that fiscal year has ended and financial results have been audited (i.e., in the beginning of the next fiscal year). Thus, MIP awards for fiscal year 2012 were determined and paid in the early part of fiscal year 2013, after the results for the fiscal year ended June 30, 2012, were confirmed.

The Compensation Committee considered three primary items in determining the amounts of MIP awards for fiscal year 2012:

(1) MIP Targets;

(2) Organizational and/or institution performance (70% of MIP targets); and

(3) Individual performance (30% of MIP targets).

2012 NEO MIP Targets

MIP Targets were established for each NEO (other than Mr. Wiggins and Mr. Gunst) as a percentage of base salary at the beginning of fiscal year 2012. The CEO’s MIP Target was 100% of base salary rate, pursuant to his employment agreement, which is discussed in more detail below. Previously established MIP Targets for the other NEOs were reviewed at the beginning of fiscal year 2012 and not changed. MIP targets for Mr. Wiggins were set at the time of his recruitment, based on the target established for Mr. Gunst in prior years. Due to his planned retirement during fiscal year 2012, Mr. Gunst was not eligible for a MIP payment during fiscal year 2012. The possible payouts derived from the MIP Targets for all of the NEOs are set forth on the 2012 Grants of Plan Based Awards table on page 37 below.

Organizational, Institutional and Individual Performance Measures

As discussed above, the Compensation Committee selected DeVry earnings per share, DeVry revenue, institution operating income and institution revenue as the measures most reflective of management’s role in DeVry achieving its operating plan. The Compensation Committee also used individual performance measures because it believed this served to advance our short-term goal of each NEO meeting their respective individual performance goals for the year, which the Compensation Committee believed would, on a combined basis, help DeVry meet its aggregate goals. These various measures were allocated to best align the measurements with each NEOs respective role and the goals of the organization and our compensation programs. The relative percentages assigned to each of the organizational, institution and individual performance goals for each NEO for fiscal year 2012 were as follows:

	NEO Organizational, Institution, and Individual Performance Measure Allocations
Name	DeVry Earnings Per Share	DeVry Revenue	Institution Operating Income	Institution Revenue	Individual Performance
Daniel M. Hamburger	40%	30%	—	—	30%
Richard M. Gunst	—	—	—	—	—
Timothy J. Wiggins	40%	30%	—	—	30%
William B. Hughson	20%	10%	25%	15%	30%
David J. Pauldine	20%	10%	25%	15%	30%
Steven Riehs	20%	10%	25%	15%	30%

MIP Payouts for Fiscal Year 2012

MIP payouts for each NEO can be as low as zero but also provide an opportunity to earn up to 200% of MIP Target, which rewards exceptional performance compared to expectations, over-delivery of strategic initiatives, and/or achievement of initiatives not contemplated at the time goals were set.

The independent members of the Board, based on the recommendation of the Compensation Committee and an evaluation of organizational performance relative to present metrics and Mr. Hamburger’s achievement of individual performance goals, awarded Mr. Hamburger a MIP payout of $123,450. This amount was comprised of $0 for the 40% portion of his MIP based on DeVry’s earnings per share, $0 for the 30% portion of his MIP based on DeVry’s revenue, and $123,450 based on the 30% portion of his MIP based on individual performance.

The process was essentially the same for the other continuing NEOs, except that the CEO reviewed each NEO’s performance, and the CEO’s recommendations were reviewed and approved by the Committee. NEO MIP awards were based on an evaluation of organizational performance, individual performance, and in the case of Messrs. Hughson, Pauldine and Riehs, the performance of the institutions they oversee. Mr. Hughson and Mr. Riehs were the only NEOs who received MIP payouts based on the performance of the institutions they oversee. Please see “Executive Compensation — 2012 Summary Compensation Table” below for specific information about annual cash incentive (MIP) awards for the NEOs. Mr. Gunst did not receive a MIP payment due to his planed mid-fiscal year retirement.

We believe the MIP payouts made to our NEOs for fiscal year 2012 served our executive compensation objective of pay for performance. They rewarded NEOs to the extent they met or exceeded pre-established individual performance goals and financial performance goals related to the institutions they oversee but provided no reward on the basis of organizational performance, the organization having fallen short of its pre-established financial goals.

Long-Term Incentive Compensation

In fiscal year 2012 the Compensation Committee continued its reliance on long-term incentive vehicles to align the long-term interests of management and shareholders. In doing so, the Compensation Committee encouraged its executives to focus on the behaviors and initiatives that would lead to increased long-term value to our students and other stakeholders. The Compensation Committee believes that long-term equity compensation also is an important retention tool and, thus, the Compensation Committee chose to use a four-year vesting schedule for option grants and a three-year cliff vesting schedule for Performance Shares, to encourage longer-term focus and retention.

The Compensation Committee made equity grants to each of the NEOs (other than Mr. Gunst and Mr. Wiggins) in August 2011 based on both retrospective and prospective considerations and organizational and individual considerations. The Committee took into account the same seven criteria described in the “Annual Base Salary” section above in determining the size of these grants. The Compensation Committee targeted the value of the long-term equity compensation for each NEO to represent a substantial percentage of total compensation to serve two complementary objectives of our compensation program: the long-term retention of quality executives and the creation of long-term value. The Compensation Committee granted stock options and Performance Shares under the Incentive Plan of 2005. The Compensation Committee again determined in fiscal year 2012 that 70% of long-term incentive compensation be in the form of stock options, with the remaining 30% in the form of Performance Shares. Mr. Gunst did not receive equity grants in fiscal year 2012 due to his planned mid-fiscal year retirement. The Compensation Committee granted Mr. Wiggins equity when he was hired as part of his negotiated terms of employment.

The Compensation Committee granted Incentive Stock Options (ISOs) with a value of up to the $100,000 IRS limitation applicable to each one-year vesting period. To the extent this limitation was met for any NEO, the remaining portion of the award was issued in the form of non-qualified stock options. The Compensation Committee recognizes that DeVry may not receive a tax deduction for ISOs. The Compensation Committee weighed this consideration against the benefit ISOs provide to employees and the consequent enhancement to DeVry’s ability to attract and retain executives and determined it was in DeVry’s best interest to continue utilizing ISOs in the manner described.

The Compensation Committee granted Performance Shares to NEOs, in addition to stock options. Some key design elements of the Performance Share program are:

•	There is a three-year performance period associated with each grant of Performance Shares.

•

The Performance Shares vest based on the level of attainment of performance targets during the performance period but shares of Common Stock are only distributed after the end of the three-year performance period.

•

The performance metric for the Performance Shares is Return on Invested Capital (ROIC). The target ROIC for Performance Shares granted in fiscal year 2012 was 14.3 % as compared to the target ROIC of 12.1% for Performance Shares granted in fiscal year 2011. Participants also have the opportunity to accrue one-third of the target number of Performance Shares in each year of the three-year performance period if ROIC is attained at the annual target or higher.

•

At the end of the three-year performance period, the Committee certifies the performance, and participants earn from zero up to 120% of the target number of Performance Shares based on the three-year average of ROIC.

In connection with Mr. Wiggin’s hiring, the Compensation Committee also awarded him 21,630 Full-Value Shares (which are time-based restricted stock units) that vest over four years.

Details concerning fiscal year 2012 stock option, Full-Value Share and Performance Share grants for the NEOs appear in the 2012 Grants of Plan-Based Awards table on page 37.

We believe that the long-term incentive compensation granted at the beginning of fiscal year 2012 to each NEO served our executive compensation objectives to:

•	Align NEO compensation with our pre-established objectives;

•

Reward individual and DeVry performance by tying a portion of the number of stock options and Performance Shares that we granted to each NEO to both our organization’s and each NEO’s individual performance against pre-established goals; and

•

Provide incentives consistent with the overall goal of enhancing long-term value by requiring the stock options and Full-Value Shares to vest in equal installments over a four-year period and Performance Shares to be distributed at the end of a three-year performance period, which provides incentives to our NEOs to remain with DeVry for an extended period of time in order to realize the greatest possible value of their equity compensation grants.

Incentive Compensation Recoupment Policy

DeVry has adopted an incentive compensation recoupment policy, which is applicable to all executive officers. The policy provides that, in addition to any other remedies available to DeVry (but subject to applicable law), if the Board of Directors or any committee of the Board of Directors determines that it is appropriate, DeVry may recover (in whole or in part) any incentive payment, commission, equity award or other incentive compensation received by an executive officer of DeVry to the extent that such incentive payment, commission, equity award or other incentive compensation is or was paid on the basis of any financial results that are subsequently restated due to executive officer conduct that is determined by the independent Directors to have been knowing or intentional, fraudulent or illegal.

All Other Compensation

In general, we do not provide perquisites to our NEOs that are not available to other employees, with the exception of these:

•	Matching contributions credited in fiscal year 2012 under the DeVry Inc. Nonqualified Deferred Compensation Plan;

•	A leased automobile or cash automobile allowance; and

•	Personal financial planning services (for the NEOs other than the CEO).

Perquisites make up the smallest portion of each NEO’s total compensation package. The nature and quantity of perquisites provided by DeVry did not change materially in fiscal year 2012 versus 2011, consistent with our philosophy that perquisites should not represent a primary component of our compensation program. The Compensation Committee periodically reviews the perquisite program and allowances provided to each NEO to determine if adjustments are appropriate.

The “All Other Compensation” column of the 2012 Summary Compensation Table shows the amounts of perquisite compensation we provided for fiscal year 2012 to each of the NEOs.

Deferred Compensation

DeVry maintains the DeVry Inc. Nonqualified Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan for executives and Directors to save for retirement by deferring a portion of their current compensation until termination of service with DeVry or other specified dates. We credit matching contributions to participants’ accounts under the Deferred Plan to the extent their matching contributions to our tax-qualified Success Sharing 401(k) Retirement Plan are limited by the Internal Revenue Code. The Deferred Plan enables the NEOs and other employees with a certain level of annual compensation ($110,000 for calendar year 2012) to save a portion of their income for retirement on a scale consistent with other employees not subject to IRS limits. We did not contribute to the Deferred Plan except to match contributions made by the NEOs during the 2012 fiscal year. We do not have a defined benefit pension plan, and, therefore, our Success Sharing 401(k) Retirement Plan and the Deferred Plan are the only retirement savings vehicles for executives.

Stock Ownership Guidelines

In February 2010, the Board of Directors adopted stock ownership guidelines that apply to all Directors and executive officers of DeVry, including the NEOs. Under the guidelines, all executive officers are expected to maintain ownership of DeVry’s Common Stock equal to a multiple of his or her current base salary (as adjusted from time to time), as follows: the CEO — three times current base salary; all other NEOs — two times current base salary; and all other executive officers — one times current base salary. All Directors are expected to maintain ownership of DeVry stock equal to a multiple of three times his or her current annual retainer (as adjusted from time to time). Shares that count toward satisfaction of the guidelines include DeVry stock directly and/or beneficially owned, DeVry stock held in DeVry’s Profit Sharing 401(k) Retirement Plan or other private accounts, DeVry stock held in DeVry’s Nonqualified Deferred Compensation Plan, vested Full-Value Shares, and the after-tax value of unvested Full-Value Shares and/or vested in-the-money options, provided that these can make up no more than 50% of the ownership expectation. All participants who were Directors or executive officers when the guidelines were adopted will have until August 2014 to achieve his or her respective expected stock ownership level, and participants who became Directors or executive officers after February 2010 will have until five years following the date of hire to achieve his or her respective expected stock ownership level. In light of the significant drop in the market value of DeVry Common Stock, and the resulting drop in the value of executive officer and Director option holdings, the Compensation Committee approved revisions to DeVry’s stock ownership guidelines in fiscal year 2012 to: (1) deem that ownership guidelines are met for an executive who has met the ownership threshold and not sold his or her equity but fallen below the Board’s stock ownership guidelines solely due to declines in DeVry Common Stock prices and (2) require, absent exigent circumstances, executives who have not yet met the guidelines at the end of five years to retain, until the guidelines are satisfied, 100% of the after-tax shares received from option exercises or the vesting of Full-Value Shares or Performance Shares.

Employment Agreements

DeVry and Mr. Hamburger entered into an employment agreement effective November 15, 2006, that provides for an initial base salary, annual salary increases and annual cash incentive during the term and sets forth the severance benefits that will be provided upon termination of his employment under certain conditions.

DeVry entered into substantially similar employment agreements with each of Mr. Gunst and Mr. Pauldine, effective October 12, 2009, with Mr. Hughson, effective September 9, 2009 and with Mr. Wiggins, effective January 3, 2012. The employment agreements set forth, among other things, the severance benefits that will be provided upon certain employment termination scenarios.

The Compensation Committee believes that the employment agreements with Messrs. Gunst, Hughson, Pauldine and Wiggins provide:

•	security and incentives that help enable DeVry to retain and attract top executives,

•	greater ability for DeVry to retain its key executives following the occurrence of an extraordinary corporate transaction, and

•	benefits to DeVry, including non-competition and non-solicitation covenants by the NEOs.

Each of these employment agreements is discussed in detail in the narrative accompanying the Summary Compensation Table under the caption “Employment Agreements,” and DeVry’s obligation to provide severance benefits in accordance with the agreements is discussed beginning on page 41 under the caption “2012 Potential Payments Upon Termination or Change-in-Control.”

In June 2011, Mr. Gunst informed DeVry of his decision to retire. Mr. Gunst remained in his position until his successor, Mr. Wiggins, was appointed. Accordingly, since Mr. Gunst would remain employed only for a portion of fiscal year 2012, and consequently would not remain to become eligible for a payout of his MIP, the Compensation Committee approved a retention payment of $500,000, which was pro-rated based on the duration of his continued employment in fiscal year 2012 and paid following his last day of employment at DeVry.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million per year paid to “covered employees,” defined as the chief executive officer and the three other most highly compensated officers (other than the chief financial officer) employed as executive officers at year-end. Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies certain requirements under Section 162(m). The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Compensation Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished while still remaining faithful to our executive compensation philosophy and objectives.

Base salaries do not qualify as “performance-based compensation” under Section 162(m). However the base salaries of DeVry’s NEOs are below the $1 million level. Amounts paid to an executive that are excludable from gross income, such as Success Sharing Retirement Plan and Deferred Plan contributions reflected in the “All Other Compensation” column in the Summary Compensation Table, are not subject to Section 162(m). Incentive compensation paid by DeVry in fiscal year 2012 under the MIP that is based on organizational performance (whether DeVry or another institution) is expected to qualify as “performance-based compensation.” Gains on the exercise of stock options and income recognized upon the vesting of Performance Shares also qualify as performance-based compensation under Section 162(m).

Changes for Fiscal Year 2013

The Compensation Committee approved a new long term incentive compensation allocation for executive officer grants in fiscal year 2013. As described above, in fiscal year 2012, the Compensation Committee allocated 70% of long term incentive compensation to stock options and 30% of long term incentive compensation to Performance Shares. This allocation to stock options, with the majority currently underwater, has challenged the ability of executive officers to meet the Board of Director’s stock ownership guidelines since underwater options are not counted. The Compensation Committee determined that long term incentive payments should continue to be heavily weighted towards options, but also consist of some Full-Value Shares to help enable executive officers to meeting required stock ownership guidelines. As such, long term incentive compensation for fiscal year 2013 will be composed of 50% stock options, 25% Performance Shares, and 25% Full-Value Shares (which are time-based restricted stock units) for all members of DeVry’s senior leadership team other than Mr. Hamburger. For Mr. Hamburger, the Compensation Committee determined that the allocation should be 60% stock options, 25% Performance Shares, and 15% Full-Value Shares in order to serve the aforementioned objective while maintaining the desired, close correlation between CEO pay and organizational performance.

Additionally, the Compensation Committee approved new performance criteria for Performance Shares granted for fiscal year 2013 that are designed to emphasize the importance of student outcomes for DeVry. Performance Shares granted for fiscal year 2013 will vest based on a weighted-average of measurements of student learning outcomes or completion rates (as a proxy for learning outcomes) across DeVry’s institutions.

EXECUTIVE COMPENSATION

2012 Summary Compensation Table

This table shows the compensation of DeVry’s Chief Executive Officer, Chief Financial Officer and each of the other NEOs for fiscal years 2012, 2011 and 2010, which ended June 30, 2012, June 30, 2011 and June 30, 2010, respectively.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)	Total ($)
Daniel Hamburger	2012	848,462	1,337,960	2,978,500	123,450	112,389 (5)	5,400,761
Chief Executive Officer and	2011	788,067	1,336,218	3,043,173	867,000	101,698 (5)	6,136,156
President	2010	751,689	1,189,269	2,688,253	1,339,969	89,025 (5)	6,058,205

Richard M. Gunst	2012	258,579	0	0	0	347,284 (7)	605,863
Senior Vice President,	2011	382,162	222,639	507,058	248,332	28,643 (7)	1,388,834
Chief Financial Officer and	2010	369,348	200,543	453,719	343,742	39,856 (7)	1,407,208
Treasurer (Retired) (6)

Timothy J. Wiggins	2012	200,000	889,178	209,870	31,515	29,241 (8)	1,359,804
Senior Vice President,
Chief Financial Officer and
Treasurer

William B. Hughson	2012	413,882	133,630	297,938	91,658	25,225 (9)	962,333
President, Healthcare Group	2011	383,221	118,792	270,679	239,630	340,198 (9)	1,352,520
	2010	287,019	74,601	175,812	285,230	52,132 (9)	874,794

David J. Pauldine	2012	456,477	252,735	562,625	88,833	52,818 (10)	1,413,488
President, DeVry University	2011	417,840	215,358	490,115	318,597	46,113 (10)	1,488,023
	2010	400,983	186,034	420,238	514,466	43,628 (10)	1,565,349

Steven Riehs	2012	335,004	126,575	282,188	68,481	39,130 (11)	851,378
President, International,	2011	309,179	126,456	288,035	181,461	31,653 (11)	936,784
K-12 and Professional	2010	298,812	119,186	268,999	261,599	28,384 (11)	976,980
Education

(1)	This column shows the salaries paid by DeVry to its NEOs in fiscal years 2012, 2011 and 2010. Amounts shown are inclusive of deferrals. The following NEOs have elected to defer a portion of their salary under the Deferred Plan: Mr. Hamburger — $55,023 for 2012, $47,284 for 2011 and $41,072 for 2010; Mr. Gunst — $6,099 for 2012, $3,565 for 2011 and $39,595 for 2010; Mr. Wiggins — $0 for 2012; Mr. Pauldine — $27,389 for 2012, $25,070 for 2011 and $24,059 for 2010; Mr. Hughson — $4,029 for 2012, $0 for 2011 and $0 for 2010; and Mr. Riehs — $8,331 for 2012, $7,833 for 2011 and $7,362 for 2010.

(2)

The amounts reported in the Stock Awards column represent the grant date fair value of awards of Performance Shares, which is an estimated value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, granted in fiscal year 2012, 2011 and 2010 to each of the NEOs. The number of Performance Shares awarded was: Mr. Hamburger — 32,240 in August 2011, 34,870 in August 2010 and 22,950 in August 2009; Mr. Wiggins — 2,430 in February 2012; Mr. Gunst — 0 in August 2011, 5,810 in August 2010 and 3,870 in August 2009; Mr. Pauldine — 6,090 in August 2011, 5,620 in August 2010 and 3,590 in August 2009; Mr. Hughson — 3,220 in August 2011, 3,100 in August 2010 and 1,390 in November 2009; and Mr. Riehs — 3,050 in August 2011, 3,300 in August 2010 and 2,300 in August 2009. The grant date fair values of these Performance Shares are based on the probable outcome of the performance conditions to which the Performance Shares are subject, and the shares the recipient would receive under such outcome. Also see “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2012, filed with the SEC on

August 28, 2012, “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2011, filed with the SEC on August 26, 2011, and “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2010, filed with the SEC on August 25, 2010 for the assumptions made in the valuations of these awards. Mr. Wiggins also received 21,630 Full-Value Shares in February 2012 in connection with his joining DeVry. Details regarding fiscal year 2012 stock awards can be found in the tables “2012 Grants of Plan-Based Awards” and “2012 Outstanding Equity Awards At Fiscal Year-End.”

(3)	The amounts reported in the Options Awards column represent the grant date fair value, which is an estimated value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, for fiscal years 2012, 2011 and 2010, of outstanding option grants to each of the NEOs. Also see “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2012, filed with the SEC on August 28, 2012, “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2011, filed with the SEC on August 26, 2011and “Note 3: Stock-Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2010, filed with the SEC on August 25, 2010 for the assumptions made in the valuations of these awards.

(4)	The MIP compensation reported in this column was earned in fiscal years 2012, 2011 and 2010 and paid in fiscal years 2013, 2012 and 2011, respectively, based upon the MIP guidelines. Amounts shown are inclusive of deferrals. The following have elected to defer a portion of their MIP compensation under the Deferred Plan: Mr. Hamburger — $0 for 2012, $0 for 2011 and $0 for 2010; Mr. Gunst — $0 for 2012, $24,833 for 2011 and $0 for 2010; Mr. Wiggins — $3,151 for 2012; Mr. Pauldine — $13,325 for 2012, $47,790 for 2011 and $77,170 for 2010; Mr. Hughson — $0 for 2012, $0 for 2011 and $0 for 2010; and Mr. Riehs — $0 for 2012, $18,146 for 2011 and $41,856 for 2010. Mr. Gunst did not receive a MIP payment due to his mid-fiscal year retirement.

(5)	All other compensation reported for Mr. Hamburger, for fiscal years 2012, 2011 and 2010 respectively, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $19,679 for 2012, $16,606 for 2011 and $14,529 for 2010; (ii) DeVry’s contributions credited under the Deferred Plan, $74,506 for 2012, $71,264 for 2011 and $61,544 for 2010; (iii) car allowance, $4,240 for 2012, $4,083 for 2011 and $4,083 for 2010; (iv) group life insurance, $841 for 2012, $156 for 2011 and $0 for 2010; and (v) executive medical benefits, $13,122 for 2012, $9,590 for 2011 and $8,868 for 2010.

(6)	Effective January 3, 2012, Mr. Gunst resigned from serving as Senior Vice President, Chief Financial Officer and Treasurer and was succeeded by Mr. Wiggins. Mr. Gunst retired from DeVry on February 3, 2012.

(7)	All other compensation reported for Mr. Gunst, for fiscal years 2012, 2011 and 2010 respectively, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $20,127 for 2012, $16,179 for 2011 and $14,214 for 2010; (ii) DeVry’s contributions credited under the Deferred Plan, $5,492 for 2012, $0 for 2011 and $13,074 for 2010; (iii) car allowance, $5,492 for 2012, $8,400 for 2011 and $8,400 for 2010; (iv) group life insurance, $1,167 for 2012, $1,292 for 2011 and $615 for 2010; (v) executive medical benefits, $6,618.07 for 2012, $2,772 for 2011 and $3,553 for 2010; and (vi) a one-time retention payment of $297,841 to compensate Mr. Gunst for continued service during the 2012 fiscal year after his retirement announcement. Mr. Gunst elected to defer 10% of this one-time retention payment under the Deferred Plan.

(8)	All other compensation reported for Mr. Wiggins, for fiscal year 2012, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $6,338 for 2012; (ii) group life insurance, $903 for 2012; (iii) a $20,000 signing bonus; and (iv) personal financial planning services, $2,000 for 2012. Mr. Wiggins elected to defer 10% of his signing bonus under the Deferred Plan.

(9)	All other compensation reported for Mr. Hughson, for fiscal years 2012, 2011 and 2010 respectively, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $16,573 for 2012, $16,255 for 2011 and $10,961 for 2010; (ii) relocation benefits of $0 for 2012, $320,675 for 2011 and $40,878 for 2010; (iii) group life insurance, $652 for 2012, $601 for 2011 and $293 for 2010; and (iv) personal financial planning services, $8,000 for 2012, $2,667 for 2011 and $0 for 2010.

(10)	All other compensation reported for Mr. Pauldine, for fiscal years 2012, 2011 and 2010 respectively, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $18,326 for 2012, $16,397 for 2011 and $14,069 for 2010; (ii) DeVry’s contributions credited under the Deferred Compensation Plan, $23,713 for 2012, $22,070 for 2011 and $17,668 for 2010; (iii) leased car value, $4,068 for 2012, $3,917 for 2011 and $3,917 for 2010; (iv) group life insurance, $1,594 for 2012, $1,017 for 2011 and $676 for 2010; and (v) executive medical benefits, $5,116.99 for 2012, $2,712 for 2011 and $7,298 for 2010.

(11)	All other compensation reported for Mr. Riehs, for fiscal years 2012, 2011 and 2010 respectively, represents (i) DeVry’s matching and success sharing contributions credited under the Success Sharing Retirement Plan, $17,668 for 2012, $16,320 for 2011 and $14,532 for 2010; (ii) DeVry’s contributions credited under the Deferred Plan, $8,948 for 2012, $8,616 for 2011 and $7,429 for 2010; (iii) car allowance, $6,231 for 2012, $6,000 for 2011 and $6,000 for 2010; (iv) group life insurance, $784 for 2012, $717 for 2011 and $424 for 2010; and (v) personal financial planning services, $5,500 for 2012, $0 for 2011 and $0 for 2010.

Employment Agreement with Mr. Hamburger

DeVry and Mr. Hamburger are parties to an employment agreement dated as of November 15, 2006, which provides for (i) an initial salary of $675,000 per year, subject to annual increases (but no decreases), (ii) an annual cash incentive under the MIP targeted at 100% of base salary, (iii) benefits and perquisites made available to senior management generally, and (iv) reimbursement of expenses consistent with DeVry’s policy in effect from time to time.

Employment Agreements with Mr. Gunst, Mr. Hughson, Mr. Pauldine and Mr. Wiggins

Effective October 12, 2009, DeVry entered into substantially similar employment agreements with each of Mr. Gunst and Mr. Pauldine. Effective September 9, 2009 DeVry entered into a similar employment agreement with Mr. Hughson. Effective January 3, 2012, DeVry entered into a similar employment agreement with Mr. Wiggins. Each of these employment agreements provides for (i) a base salary, subject to annual increases (but no decreases unless in the case of an across-the-board percentage reduction affecting all executives equally at the NEO’s respective level); (ii) an annual cash incentive under the MIP targeted as a percentage of base salary; (iii) benefits and perquisites made available to senior management generally; (iv) reimbursement of expenses consistent with DeVry’s policy in effect from time to time; and (v) severance benefits that will be provided upon certain terminations of employment, which are described beginning on page 41 under the caption “2012 Potential Payments Upon Termination or Change-in-Control.”

Effective January 3, 2012, Mr. Gunst resigned from serving as Senior Vice President, CFO and Treasurer and was succeeded by Mr. Wiggins. Mr. Gunst retired from DeVry on February 3, 2012. DeVry’s employment agreement with Mr. Gunst terminated upon his separation from the organization.

2012 Grants of Plan-Based Awards

This table sets forth information for each NEO with respect to (1) estimated future payouts under non-equity incentive plan awards that could have been earned for fiscal year 2012, (2) estimated future payouts under equity incentive plan awards granted in fiscal year 2012, (3) stock options granted in fiscal year 2012 and (4) Full-Value Shares granted in fiscal year 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)	Threshold (#)(6)	Target (#)(7)	Maximum (#)(8)	Units (#)		Options (#)(9)	($/sh) (10)	Option Awards(11)
Daniel M. Hamburger		411,500	823,000	1,646,000
	8/24/2011				25,792	32,240	38,688					$1,337,960
	8/24/2011									170,200	41.87	$2,978,500

Richard M. Gunst (Retired) (12)		—	—	—	—	—	—			—	—	—

Timothy J. Wiggins		120,000	240,000	480,000
	2/24/2012				1,944	2,430	2,916					$89,084
	2/24/2012									13,575	36.99	$209,870
	2/24/2012							21,630	(13)			$800,094

William B. Hughson		120,858	241,715	483,431
	8/24/2011				2,576	3,220	3,864					$133,630
	8/24/2011									17,025	41.87	$297,938

David J. Pauldine		155,847	311,693	623,386
	8/24/2011				4,872	6,090	7,308					$252,735
	8/24/2011									32,150	41.87	$562,625

Steven Riehs		89,694	179,388	358,776
	8/24/2011				2,440	3,050	3,660					$126,575
	8/24/2011									16,125	41.87	$282,188

(1)	Payouts under the MIP were based on performance in fiscal year 2012. Therefore, the information in the “Threshold”, “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in September 2011. The amounts actually paid under the MIP for fiscal year 2012 appear in the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table.

(2)	Restricted stock units, commonly referred to within DeVry as “Performance Shares”, were issued as part of the fiscal year 2012 annual incentive grant under the Incentive Plan of 2005. Performance Shares are paid out at the end of the three-year performance period if certain performance goals are achieved.

(3)	Pursuant to the MIP, performance below a performance goal threshold will result in no payment with respect to that performance goal. If a performance goal threshold is met or exceeded, then the performance would result in a payment ranging from the threshold amount (50% of the Target) to the maximum amount (200% of target) for such performance goal, depending upon the level at which the performance goal had been attained.

(4)	The amount shown in this column represents the Target incentive payment under the MIP, which is calculated as a set percentage of base salary.

(5)	Pursuant to the MIP, the amount shown in this column represents the maximum incentive payment, 200% of the Target.

(6)	At the end of the three-year performance period, participants can earn a threshold of 80% of the target number of Performance Shares if the three-year average of return on invested capital performance goal is attained at the threshold level (9.9%). Straight line interpolation will be used to determine achievement between threshold and target.

(7)	In each year of the three-year performance period, participants can accrue one-third of the target number of Performance Shares if the performance goal of return on invested capital is attained at target level (14.3%) or higher for fiscal year 2012. If the target is not attained at the end of each fiscal year, then no Performance Shares are earned in that fiscal year.

(8)	At the end of the three-year period, participants can earn up to 120% of the target number of Performance Shares if the three-year average of return on invested capital performance goal is attained at the maximum level (19.8%). Straight line interpolation will be used to determine achievement between target and maximum.

(9)	Stock option grant issued as part of the annual incentive grant under the Incentive Plan of 2005, which becomes exercisable at 25% per year for four years and has a maximum term of ten years.

(10)	All options granted to the NEOs in fiscal year 2012 have an exercise price equal to the closing sales price of the Common Stock on the date of grant.

(11)	This column shows the grant date fair value of Performance Shares (assuming payout at target value) and stock options awarded to each of the NEOs, other than Mr. Wiggins, in fiscal year 2012, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, which was $41.50 for stock options and $17.50 for Performance Shares. With respect to Mr. Wiggins, who was granted Full-Value Shares, Performance Shares and stock options upon his hire, the grant date fair value of his Full-Value Shares was $36.66, the grant date fair value of his Performance Shares was $36.66 and the grant date fair value of his stock options was $15.46. Also see “Note 3: Stock-Based Compensation” to the Consolidated Financial Statements contained in DeVry’s Annual Report on Form 10-K for the year ended June 30, 2012, filed with the SEC on August 28, 2012, for an explanation of the assumptions made by DeVry in the valuation of stock option awards.

(12)	Effective January 3, 2012, Mr. Gunst resigned from serving as Senior Vice President, CFO and Treasurer and was succeeded by Mr. Wiggins. Mr. Gunst retired from DeVry on February 3, 2012. Mr. Gunst was not eligible for a MIP payment and was not granted any equity due to his planned mid-year retirement.

(13)	In connection with his hiring, Mr. Wiggins received Full-Value Shares issued under the Incentive Plan of 2005, which vest at 25% per year over four years.

2012 Outstanding Equity Awards at Fiscal Year-End

This table sets forth information for each NEO with respect to (i) each grant of options to purchase DeVry Common Stock that was made at any time, has not yet been exercised, and remained outstanding at June 30, 2012 and (ii) unvested Full-Value Shares and Performance Shares as of June 30, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(4)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Daniel Hamburger	30,000	(2)	0		21.40	06/15/2015
	45,750	(1)	0		21.62	10/03/2016
	50,000	(1)	0		28.80	02/06/2017
	88,000	(1)	22,000	(1)	34.53	08/31/2017
	146,400	(3)	48,800	(3)	51.23	08/28/2018
	58,212	(3)	58,213	(3)	52.28	08/28/2019
	46,025	(3)	138,075	(3)	38.71	08/27/2020
	0		170,200	(3)	41.87	08/24/2021	0	0	90,060	2,789,158
Richard M. Gunst	0		0				0	0	0	0
Timothy J. Wiggins	0		13,575		36.99	02/24/2022	21,630	669,881	2,430	75,257
William B. Hughson	3,676	(3)	3,674	(3)	54.15	11/10/2019
	4,093	(3)	12,282	(3)	38.71	08/27/2020
	0	(3)	17,025	(3)	41.87	08/24/2021	0	0	7,710	238,779
David J. Pauldine	37,505	(1)	0		21.76	10/24/2015
	18,000	(1)	0		21.62	10/03/2016
	24,800	(1)	6,200	(1)	34.53	08/31/2017
	19,219	(3)	6,406	(3)	51.23	08/28/2018
	8,144	(3)	10,056	(3)	52.28	08/28/2019
	7,412	(3)	22,238	(3)	38.71	08/27/2020
	0	(3)	32,150	(3)	41.87	08/24/2021	0	0	15,300	473,841
Steven Riehs	1,373	(1)	0		15.75	11/15/2014
	1,812	(2)	0		21.40	06/15/2015
	4,955	(1)	0		21.62	10/03/2016
	7,236	(1)	1,800	(1)	34.53	08/31/2017
	11,269	(3)	3,756	(3)	51.23	08/28/2018
	5,156	(3)	6,494	(3)	52.28	08/28/2019
	4,356	(3)	13,069	(3)	38.71	08/27/2020
	0		16,125	(3)	41.87	08/24/2021	0	0	8,650	267,891

(1)	Options vest 20% per year over the first five years of the 10-year option term.

(2)	Options vested 100% on date of grant of the 10-year option term.

(3)	Options vest 25% per year over the first four years of the 10-year option term.

(4)	All options were granted at market value on the date of grant based on the closing market price of the Common Stock for such date as reported in The Wall Street Journal.

(5)	Represents 21,630 Full-Value Shares awarded to Mr. Wiggins, 25% of which vest on February 24, 2013, February 24, 2014, February 24, 2015 and February 24, 2016.

(6)	Represents the value derived by multiplying the number of shares of Common Stock covered by Full-Value Shares awarded to Mr. Wiggins by $30.97 (the closing market price of DeVry’s Common Stock as reported in The Wall Street Journal for June 30, 2012).

(7)	Represents all Performance Share awards held by the NEO as of June 30, 2012, which vest on August 28, 2012, August 27, 2013 or August 24, 2014.

(8)	Represents the value derived by multiplying the number of shares of Common Stock covered by the Performance Shares by $30.97 (the closing market price of DeVry’s Common Stock as reported in The Wall Street Journal for June 30, 2012). The value provided assumes a Performance Share payout at target value.

2012 Option Exercises and Stock Vested

This table sets forth information concerning (1) the exercise during fiscal year 2012 of options to purchase shares of Common Stock by each of the NEOs and (2) the dollar amount realized on exercise of the exercised options.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Daniel M. Hamburger	4,625	62,854
Richard M. Gunst	33,316	762,986
Timothy J. Wiggins	0	0
David J. Pauldine	0	0
Steven Riehs	1,000	19,780
William B. Hughson	0	0

(1)	Value Realized on Exercise. If the exercise was executed as part of a cashless transaction where the shares acquired were immediately sold, this represents the difference between the sales price of the shares acquired and the option exercise price multiplied by the number of shares of Common Stock covered by the options exercised. If the exercise was executed as part of a buy and hold transaction, this represents the difference between the closing market price of the Common Stock as reported in The Wall Street Journal for the date of exercise of the option and the option exercise price multiplied by the number of shares of Common Stock covered by the options held.

2012 Nonqualified Deferred Compensation

This table sets forth the contributions by each NEO and DeVry for fiscal year 2012, the earnings accrued on each NEO’s account balance in 2012 and the account balance at June 30, 2012 under the Deferred Plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Employer Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings/(Loss) in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)(4)
Daniel Hamburger	55,023	74,506	19,265	839,573
Richard M. Gunst	60,714	16,038	25,412	552,767
Timothy J. Wiggins	2,000	—	(37)	1,963
David J. Pauldine	75,178	23,713	6,767	499,341
Steven Riehs	26,477	8,948	9,278	151,061
William B. Hughson	4,029	0	24	4,053

(1)	Executive Contributions in Last Fiscal Year. The amount of executive contributions made by each NEO and reported in this column is included in each NEO’s compensation reported on the 2012 Summary Compensation Table, either in the “Salary” or “Non-Equity Incentive Plan Compensation” column. See footnotes 1 and 3 of the Summary Compensation Table for specific deferrals made by each NEO.

(2)	Employer Contributions in Last Fiscal Year. The amount of DeVry contributions made and reported in this column is included in each NEO’s compensation reported on the 2012 Summary Compensation Table in the “All Other Compensation” column.

(3)	Aggregate Earnings/(Loss) in Last Fiscal Year. These amounts represent the earnings in the Deferred Plan for fiscal year 2012. These amounts are not reported in the Summary Compensation Table.

(4)	Aggregate Balance at Last Fiscal Year End. The aggregate balance as of June 30, 2012 reported in this column for each NEO reflects amounts that either are currently reported or were previously reported as compensation in the Summary Compensation Table for current or prior years, except for the aggregate earnings on deferred compensation.

Deferred Compensation Plan

The Deferred Plan covers Directors and selected key employees approved for participation by the Compensation Committee. All of the named executive officers are eligible to participate in the Plan. Under the Deferred Plan as it applies to employees, participants may make an advance election to defer up to 50% of salary and up to 100% of annual cash incentive (MIP) compensation until termination of service with DeVry or certain other specified dates. DeVry credits matching contributions to participants’ accounts under the Deferred Plan to the extent they have elected to defer the maximum amount under DeVry’s Success Sharing Retirement Plan and their matching contributions to the Success Sharing Retirement Plan are limited by applicable Internal Revenue Code provisions. DeVry may also credit participants’ accounts with discretionary success sharing contributions. Participants are fully vested in their own deferral and matching contributions, plus earnings, and will vest in discretionary contributions, if any, as determined by the Compensation Committee. Participants may elect to have their Deferred Plan accounts credited with earnings based on various investment choices made available by the Compensation Committee for this purpose. Participants can elect to have account balances paid in a lump sum or in installments. Distributions are generally made or commence in January of the year following termination of employment (but not earlier than six months after termination) or January of the year in which the specified payment date occurs. In the event of death before benefits commence, participants’ accounts will be paid to their beneficiaries in a lump sum.

2012 Potential Payments Upon Termination or Change-in-Control

DeVry provides benefits to certain of the NEOs upon termination of employment from DeVry in specific circumstances. These benefits are in addition to the benefits to which these NEOs would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). In addition, DeVry’s equity compensation plans and the stock award agreements used to implement them provide for accelerated vesting of outstanding stock awards in the event of a change in control of DeVry, regardless of whether a termination of employment occurs.

Employment Agreements

Mr. Hamburger

The employment agreement of Mr. Hamburger was effective as of November 15, 2006, in connection with his assumption of the duties of President and Chief Executive Officer of DeVry. The employment agreement provides that either party may terminate Mr. Hamburger’s employment upon 180 days’ advance notice, except that DeVry may terminate his employment immediately for any reason, Mr. Hamburger may terminate his employment immediately for “good reason”, and his employment will automatically terminate immediately in the event of death or disability. The agreement provides the following severance benefits:

•

If a change in control of DeVry has not occurred and Mr. Hamburger’s employment is terminated for reasons other than by DeVry for “cause” or due to retirement at age 65, he is entitled to an immediate payment equal to 12 times his monthly base salary.

•	If at any time Mr. Hamburger terminates his employment for “good reason,” he is entitled to an immediate payment equal to 12 times his monthly base salary.

•	If DeVry terminates Mr. Hamburger’s employment following a change in control of DeVry, he is entitled to the following:

i. an immediate payment equal to 24 times his monthly base salary;

ii. an immediate payment equal to a pro rata portion of the average MIP award paid to him for the two years prior to his termination; and

iii. immediate vesting of all outstanding stock options.

For purposes of the agreement:

(i) “cause” means Mr. Hamburger’s conviction of a felony or a crime involving monies, other property, fraud or embezzlement; (ii) “good reason” exists if Mr. Hamburger is not accorded the duties and responsibilities described in the agreement, if his duties or responsibilities are materially or substantially reduced, if he is not paid amounts owed under the agreement within 10 days’ notice to DeVry, or if DeVry otherwise breaches the agreement; (iii) “disability” means a physical or mental disability that causes Mr. Hamburger to be unable to perform his duties under the agreement for a period of 180 days; and (iv) “change in control” means a sale of substantially all of DeVry’s assets or the acquisition by another entity of a majority of DeVry’s Common Stock.

Mr. Gunst, Mr. Hughson, Mr. Pauldine and Mr. Wiggins

DeVry entered into substantially similar employment arrangements with Mr. Wiggins on December 14, 2011 (effective January 3, 2012), with Mr. Gunst and Mr. Pauldine on October 12, 2009, and with Mr. Hughson on September 9, 2009. Mr. Gunst’s employment agreement terminated upon his separation from the organization part way through fiscal year 2012. These employment agreements provide, among other things, that if the NEO’s employment with DeVry is terminated by DeVry without “cause” or by the NEO with “good reason” and the NEO executes a release of claims, then the NEO will be entitled to the following benefits:

•	one and one-half times the sum of the NEO’s base salary plus “MIP target,” payable in 18 equal monthly payments;

•

a pro-rated “MIP award” (if employed for at least six months in the fiscal year during which termination occurs) based on actual performance paid in a lump sum at the time MIP awards are paid to other employees;

•	18 months of continued health benefit plan coverage at active employee rates following the termination date; and

•	access to a nine month senior executive level outplacement program at DeVry’s sole expense.

In the case of each of Mr. Pauldine and Mr. Wiggins, their employment arrangements also provides that if their termination occurs after the day that is 18 months prior to their 55th birthday, Mr. Pauldine or Mr. Wiggins, as the case may be, will be treated as having been terminated due to “retirement” for purposes of all outstanding stock options and other equity awards that include a definition of the term “retirement,” including both those outstanding on the date of the employment agreement and those thereafter granted.

In addition, the employment arrangements with Mr. Wiggins, Mr. Pauldine and Mr. Hughson provide that if the NEO’s employment with DeVry is terminated by DeVry without “cause” or by the NEO with “good reason” during a “change in control period” and the NEO executes a release of claims, then the NEO will be entitled to the following benefits:

•	two times the sum of the NEO’s base salary plus “MIP target,” payable in 24 equal monthly payments;

•

a pro-rated “MIP award” (if employed for at least six months in the fiscal year during which termination occurs) based on actual performance paid in a lump sum at the time MIP awards are paid to other employees;

•	24 months of continued health benefit plan coverage at active employee rates following the termination date; and

•	access to a 12 month senior executive level outplacement program at DeVry’s sole expense.

For purposes of these employment agreements:

(i) “cause” means (A) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (B) willful failure to perform duties as reasonably directed by the CEO or the CEO’s designee, (C) the NEO’s gross negligence or willful misconduct with respect to the performance of the NEO’s duties under the employment agreement, (D) obtaining any personal profit not fully disclosed to and approved by DeVry’s Board of Directors in connection with any transaction entered into by, or on behalf of, DeVry, or (E) any other material breach of the employment agreement or any other agreement between the NEO and DeVry; (ii) “change in control period” means the period commencing on the date of a “Change in Control” (as defined in the DeVry Inc. Incentive Plan of 2005) and ending on the 12-month anniversary of such date; (iii) “good reason” means, without the NEO’s consent, (A) material diminution in title, duties, responsibilities or authority, (B) reduction of base salary, MIP target or employee benefits except for across-the-board changes for executives at the NEO’s level, (C) exclusion from executive benefit/compensation plans, (D) material breach of the employment agreement that DeVry has not cured within 30 days after the NEO has provided DeVry notice of the material breach which shall be given within 60 days of the NEO’s knowledge of the occurrence of the material breach, or (E) resignation in compliance with securities, corporate governance or other applicable law (such as the US Sarbanes-Oxley Act) as specifically applicable to the NEO; (iv) “MIP award” means the amount actually awarded the NEO under the MIP, as in effect from time to time, upon the achievement of specific DeVry-wide and personal performance goals of the NEO that will be determined each fiscal year by the NEOs direct supervisor and/or the Compensation Committee as necessary and appropriate to comply with DeVry policy; and (v) “MIP target” means the percentage of the NEO’s base salary established as the target under the MIP, as adjusted from time to time.

Equity Award Plans

The equity award agreements under which options, Performance Shares and Full-Value Shares are held by employees, including the NEOs, provide for the immediate vesting of unvested options and Full-Value Shares and of Performance Shares at the target levels in the event of a change in control of DeVry. The provisions of the equity award agreements under which options, Performance Shares and Full-Value Shares were granted to employees, including the NEOs, in fiscal year 2012 provide the following:

•

If the participant’s employment is terminated due to death or disability (as defined in the agreement), options will become fully vested and exercisable for the remaining term of the option, Full-Value Shares will fully vest, and Performance Shares will continue to vest in accordance with their terms.

•

If the participant’s employment terminates due to mutual agreement, the participant will be credited with one additional year of service for the purpose of determining vesting of options and Full-Value Shares, and the options will be exercisable until the earlier of one year from termination or the expiration of the term of the option.

•

If the participant’s employment terminates due to retirement, options will continue to vest and be exercisable, and Full-Value Shares and Performance Shares will continue to vest in accordance with their respective terms. Retirement means the participant’s termination without cause after age 55 when the sum of his age and full years of service equals or exceeds 65.

2012 Potential Severance Payments

The tables set forth below quantify the additional benefits as described above that would be paid to each NEO (other than Mr. Gunst, who was not employed by DeVry on June 30, 2012) under the following termination of employment or change in control events, had such an event occurred on June 30, 2012.

Termination of Employment — No Change in Control

Name:	Daniel Hamburger	Timothy J. Wiggins	William B. Hughson	David J. Pauldine	Steven Riehs
Salary:	$823,000	$600,000	$604,289	$667,914	$0
MIP Target Amount:	0	360,000	362,573	467,540	0
Pro-Rated MIP:	0	31,515	91,658	88,833	0
Continued Health Coverage:	0	16,424	16,424	16,424	0
Outplacement Services:	0	22,500	22,500	22,500	0

Termination of Employment Following a Change in Control

Name:	Daniel Hamburger	Timothy J. Wiggins.	William B. Hughson	David J. Pauldine	Steven Riehs
Salary:	$1,646,000	$800,000	$805,718	$890,552	$0
MIP Target Amount:	0	480,000	483,431	623,386	0
Pro-Rated MIP:	495,225	31,515	91,658	88,833	0
Continued Health Coverage:	0	21,899	21,899	21,899	0
Outplacement Services:	0	30,000	30,000	30,000	0
Value of Vesting of Unvested Stock Options, Performance Shares and Full-Value Shares (1):	2,789,158	745,138	238,779	473,841	267,891

(1)	The outstanding equity awards vest upon a change of control. The value of the options is based on the difference between the exercise price and the closing market price of the Common Stock for June 30, 2012 as reported in The Wall Street Journal. The value of the Performance Shares and Full-Value Shares is based on the closing market price of the Common Stock for June 30, 2012 as reported in The Wall Street Journal. Performance Shares vest at the target level.

Change in Control — No Termination of Employment

Name:	Daniel Hamburger	Timothy J. Wiggins	William B. Hughson	David J. Pauldine	Steven Riehs
Value of Vesting of Unvested Stock Options, Performance Shares and Full-Value Shares (1):	$2,789,158	$745,138	$238,779	$473,841	$267,891

(1)	The value of the unvested stock options is based on the difference between the exercise price and the closing market price of the Common Stock for June 30, 2012 as reported in The Wall Street Journal. The value of Performance Shares and Full-Value Shares is based on the closing market price of the Common Stock for June 30, 2012 as reported in The Wall Street Journal. Performance Shares vest at target level.

EQUITY COMPENSATION PLAN INFORMATION

DeVry currently maintains four equity compensation plans: the 1994 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. DeVry’s shareholders have approved each of these plans.

The following table summarizes information, as of June 30, 2012, relating to these equity compensation plans under which DeVry’s Common Stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, awards, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, awards, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	3,559,033	$36.37	3,467,291
Equity compensation plans not approved by security holders	—	—	—

Total	3,559,033	$36.37	3,467,291

(1)	The number shown in column (a) is the number of shares that may be issued upon exercise of outstanding options and other equity awards granted under the shareholder-approved 1994 Stock Incentive Plan (5,740 shares), 1999 Stock Incentive Plan (281,566 shares), 2003 Stock Incentive Plan (908,717 shares) and the DeVry Inc. Incentive Plan of 2005 (2,363,010 shares).

(2)	The number shown in column (c) is the number of shares that may be issued upon exercise of options and other equity awards granted in the future under the 2003 Stock Incentive Plan (98,110 shares) and the DeVry Inc. Incentive Plan of 2005 (3,369,181 shares). All of the shares remaining available for the grant of future awards of options, warrants and rights are available under the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. No new awards may be granted under the 1994 Stock Incentive Plan or the 1999 Stock Incentive Plan.

AUDIT COMMITTEE REPORT

To Our Shareholders:

The Audit Committee of DeVry Inc., which met eight times during the last fiscal year, consists of three independent Directors. The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In fiscal year 2012, the Audit Committee held eight meetings. The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows. The charter conforms to the Securities and Exchange Commission’s implementing regulations and to the NYSE listing standards.

Management is responsible for DeVry’s internal controls and the financial reporting process by which it prepares the financial statements. DeVry’s independent registered public accounting firm is responsible for performing an independent audit of the annual financial statements of DeVry and expressing an opinion on those statements. The Audit Committee monitors DeVry’s financial reporting processes, including its internal control systems. The principal duties of the Audit Committee include:

•	Selecting DeVry’s independent registered public accounting firm, subject to ratification by the shareholders;

•	Evaluating the independent registered public accounting firm’s independence;

•

Monitoring the scope, approach and results of the annual audits and quarterly reviews of financial statements and discussing the results of those audits and reviews with management and the independent registered public accounting firm;

•	Overseeing the effectiveness of DeVry’s internal audit function and overall risk management processes; and

•	Discussing with management and the independent registered public accounting firm the nature and effectiveness of DeVry’s internal control systems.

During fiscal year 2012, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the DeVry’s financial management team. Additionally, the Audit Committee had separate private sessions, on a quarterly basis, with DeVry’s General Counsel, DeVry’s independent registered public accounting firm and the Vice President of Audit, Ethics and Compliance Services, and separately with DeVry’s Chief Financial Officer, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. The Audit Committee’s agenda is established by the Audit Committee’s Chairman and DeVry’s Chief Accounting Officer.

The Audit Committee is updated periodically on management’s process to assess the adequacy of DeVry’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of DeVry’s internal control over financial reporting. The Audit Committee has also discussed with DeVry’s independent registered public accounting firm DeVry’s internal control assessment process, management’s assessment with respect thereto and the evaluation by DeVry’s independent registered public accounting firm of its system of internal control over financial reporting.

The Audit Committee reviewed with senior members of management, including the Vice President of Audit, Ethics and Compliance Services and the General Counsel, and DeVry’s independent registered public accounting firm, DeVry’s policies and procedures with respect to risk assessment and risk management.

The Audit Committee evaluates the performance of DeVry’s independent registered public accounting firm, including the senior audit engagement team, each year and determines whether to reengage the current independent registered public accounting firm or consider other audit firms. As a threshold matter, the Committee satisfies itself that the most recent PCAOB inspection report pertaining to the current firm does not contain any information that would render inappropriate its continued service as DeVry’s independent public accountants, including consideration of the public portion of the report and discussion in general terms of the types of matters covered in the non-public portion of the report. The Audit Committee also considers the quality and efficiency of the previous services rendered by the current auditors and the auditors’ technical expertise and knowledge of DeVry’s global operations and industry. Based on this evaluation, the Audit Committee decided to reengage PricewaterhouseCoopers LLP as DeVry’s independent registered public accounting firm for fiscal year 2012. It reviewed with senior members of DeVry’s financial management team, PricewaterhouseCoopers LLP and the Vice President of Audit, Ethics and Compliance Services, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and PricewaterhouseCoopers LLP of DeVry’s internal controls over financial reporting and the quality of DeVry’s financial reporting. Although the Audit Committee has the sole authority to appoint DeVry’s independent registered public accounting firm, the Audit Committee will continue its long-standing practice of recommending that the Board ask the shareholders, at their Annual Meeting, to ratify the appointment of DeVry’s independent registered public accounting firm.

With respect to DeVry’s audited financial statements for fiscal year 2012:

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•

The Audit Committee has met with PricewaterhouseCoopers LLP, DeVry’s independent registered public accounting firm, and discussed the matters required by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent accountant’s communicating with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and PricewaterhouseCoopers LLP referred to above, management’s representations and the report of PricewaterhouseCoopers LLP on DeVry’s audited financial statements, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2012, be included in DeVry’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

In addition, the Audit Committee has re-appointed, subject to shareholder ratification, PricewaterhouseCoopers LLP as DeVry’s independent registered public accounting firm for fiscal year 2013.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that DeVry specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

William T. Keevan, Chair

Fernando Ruiz

Lisa W. Wardell

AUDIT FEES

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as DeVry’s independent registered public accounting firm for the fiscal year ended June 30, 2012. DeVry’s shareholders ratified the engagement at the Annual Meeting of Shareholders on November 3, 2011. In addition to engaging PwC to audit the consolidated financial statements for DeVry and its subsidiaries for the year and review the interim financial statements included in DeVry’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the Audit Committee also engaged PwC to provide various other audit and audit related services — e.g., auditing of DeVry’s compliance with student financial aid program regulations.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. DeVry engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be economically provided by employee staffing. Such services include, from time to time, business and asset valuation studies, and services in the fields of law, human resources, information technology, employee benefits and tax structure and compliance.

The aggregate amounts included in DeVry’s financial statements for fiscal year 2012 and 2011 for fees billed or to be billed by PwC for audit and other professional services, respectively, were as follows:

	Fiscal 2012	Fiscal 2011
Audit Fees	$2,660,770	$1,909,690
Audit Related Fees	0	305,500
Tax Fees	423,793	283,008
All Other Fees	3,000	3,000

Total	$3,087,563	$2,501,198

Audit Fees — Includes all services performed to comply with generally accepted auditing standards in conjunction with the annual audit of DeVry’s financial statements and the audit of internal control over financial reporting. In addition, this category includes fees for services in connection with DeVry’s statutory and regulatory filings, consents and review of filings with the Securities and Exchange Commission such as the annual report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K. Also included are services rendered in connection with the required annual audits of DeVry’s compliance with the rules and procedures promulgated for the administration of federal and state student financial aid programs.

Audit Related Fees — Includes all assurance and related services such as various state regulatory filings and due diligence related to acquisitions.

Tax Fees — Includes all services related to tax compliance, tax planning, tax advice, assistance with tax audits and responding to requests from DeVry’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting. DeVry’s Audit Committee has considered the nature of these services and concluded that these services may be provided by the independent registered public accounting firm without impairing its independence.

All Other Fees — Includes subscriptions for on-line accounting research services and fees for continuing professional education sessions.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of PwC for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for and nature of the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied as appropriate. A record of all such approvals is maintained in the files of the Audit Committee for future reference. All services provided by PwC during the past year were approved by the Audit Committee prior to their undertaking.

The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by PwC in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy. For fiscal year 2012, none of the services provided by PwC were provided pursuant to the de minimis exception to the pre-approval requirements contained in the applicable rules of the Securities and Exchange Commission. Audit Committee consideration and approval generally occurs at a regularly scheduled Audit Committee meeting. For projects that require an expedited decision because they should begin prior to the next regularly scheduled meeting, requests for approval may be circulated to the Audit Committee by mail, telephonically or by other means for its consideration and approval. When deemed necessary, the Audit Committee has delegated pre-approval authority to its Chair. Any engagement of the independent registered public accounting firm under this delegation will be presented for informational purposes to the full Audit Committee at their next meeting.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has reappointed PricewaterhouseCoopers LLP, as its independent registered public accounting firm for DeVry and its subsidiaries for fiscal year 2013. The Board of Directors recommends to the shareholders that the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry and its subsidiaries be ratified. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent registered public accounting firm will be reconsidered by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from shareholders.

Approval by Shareholders

The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry for fiscal year 2013 will require the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry for fiscal year 2013.

The Board of Directors recommends a vote FOR Proposal No. 2, ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for DeVry for fiscal year 2013.

PROPOSAL NO. 3

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS BY 2015

Currently, our Restated Certificate of Incorporation provides that our Board is divided into three classes. Each class is elected each year for a three-year term. There are currently four Class I Directors, four Class II Directors, and four Class III Directors. Many companies with boards “classified” in this fashion have moved to an approach where, instead of being classified with multi-year terms, Directors are elected annually. In light of recent developments in corporate governance, the board has carefully reviewed the advantages and disadvantages of declassification and has determined that a declassified Board is the more appropriate choice from the perspective of the best interests of DeVry and its shareholders. In making this determination, the Board concluded that declassification should be accomplished gradually so that no Director’s term of office is shortened and the terms for which Directors are elected are reduced by one year at each of the two annual meetings following the 2012 Annual Meeting. The Board also considered the practices of other organizations in this regard.

The Board unanimously approved an amendment to DeVry’s Restated Certificate of Incorporation for the purpose of eliminating the current three-tiered classification effective as of the 2015 Annual Meeting. If the shareholders approve this amendment, the declassification system will be implemented over three years:

(i)	the Class III Directors who will be elected at the 2012 Annual Meeting will serve a three-year term and then stand for re-election at the 2015 Annual Meeting for a one-year term;

(ii)	the Class II Directors who were elected at the 2010 Annual Meeting will serve out their current three-year term and will stand for re-election at the 2013 Annual Meeting for a transitional, two-year term, and then stand for re-election at the 2015 Annual Meeting for a one-year term; and

(iii)	the Class I Directors who were elected at the 2011 Annual Meeting will serve a three-year term and will stand for re-election at the 2014 Annual Meeting for a one-year term, and then stand for re-election at the 2015 Annual Meeting for a one-year term.

At and after the 2015 Annual Meeting, all Directors will be elected to a one-year term and the Board will no longer be classified.

In addition, pursuant to this action, our Restated Certificate of Incorporation would be amended to make certain ancillary changes to reflect the declassification of our Board as of the 2015 Annual Meeting. At present, because our Board is classified, the Restated Certificate of Incorporation provides, consistent with Delaware law, that Directors are removable only “for cause.” The amendment provides that subsequent to the 2015 Annual Meeting, any or all Directors may be removed by shareholders “with or without cause” upon the requisite vote of the Common Stock.

The proposed changes to the relevant paragraphs of Article Seventh of our Restated Certificate of Incorporation are set forth below with additions indicated by underlining and deletions by strike out:

“SEVENTH: The number of directors of the Corporation shall be fixed from time to time by the vote of a majority of the entire Board of Directors, but such number shall in no case be less than 3 nor more than thirteen. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any directors then in office.

The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 1991 annual meeting of stockholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1992, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the authorized number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director or any class elected to fill a vacancy resulting from any increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, (1) at the 2013 annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a two-year term expiring at the 2015 annual meeting of stockholders; (2) at the 2014 annual meeting of stockholders, the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders; and (3) at the 2015 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2015 annual meeting of stockholders, the Board of Directors will no longer be divided into classes under Section 141(d) of the General Corporation Law of Delaware. Subject to the By-laws, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. From and after June 30, 1993, any vacancy on the Board of Directors that results from an increase in the number of directors shall be filled only by a majority of the

Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

From and after June 30, 1993, (x) until the 2015 annual meeting of stockholders and in accordance with Section 141(k)(1) of the General Corporation Law of Delaware, any director elected by the stockholders, or by the Board of Directors to fill a vacancy, may be removed only for cause and (y) from and after the 2015 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause by the affirmative vote of the holders of a majority of the votes which could be cast by the holders of all the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a class, given at a duly called annual or special meeting of stockholders.

Advance notice of nominations for the election of directors, other than nominations by the Board of Directors or a committee thereof, shall be given to the Corporation in the manner provided in the By-laws.”

Approval by Shareholders

The adoption of the amendment to our Restated Certificate of Incorporation to declassify our Board of Directors by 2015 will require the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR the approval of the amendment to our Restated Certificate of Incorporation to declassify our Board of Directors by 2015.

The Board of Directors recommends a vote FOR Proposal No. 3, amendment to our Restated Certificate of Incorporation to declassify our Board of Directors by 2015.

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are required to submit to shareholders a resolution subject to an advisory vote to approve the compensation of our named executive officers. The current frequency of the advisory vote on executive compensation is annually, with the vote for the current year being taken pursuant to this Proposal 4. The next such vote will occur at DeVry’s 2013 Annual Meeting of Shareholders.

The Board of Directors encourages shareholders to carefully review the “Executive Compensation” section of this Proxy Statement beginning on page 20, including the “Compensation Discussion and Analysis,” for a thorough discussion of our compensation program for named executive officers. The overall goals of our compensation program are to serve the essential purpose of the organization, which are to empower students to achieve their educational and career goals, and to maximize the long-term return to our stakeholders. We designed our program to:

•	Align named executive officer compensation with academic, student outcome and financial objectives;

•	Attract, motivate and retain high-quality executives; and

•	Reward organizational and individual performance.

The key elements of our executive compensation program are:

•	Annual base salary;

•	Annual cash incentive; and

•	Long-term incentive.

DeVry aims to provide total cash compensation to each NEO that is market-competitive, combining a stable base salary element with two at-risk elements (annual cash incentive awards and long-term incentive awards)

available to be earned based upon individual and organizational performance. We believe this approach helps reinforce a culture of performance by recognizing individual potential and rewarding results. As part of our compensation philosophy, we believe we should pay our NEOs total compensation that is competitive with other alternatives available to them in the marketplace and that a significant portion of each NEO’s total compensation should be variable — with both upside potential and downside risk — depending upon the performance of DeVry and of the individual. In addition, we believe we should maintain a clear, straightforward and transparent approach to our executive compensation program.

Accordingly, the following resolution is submitted for an advisory shareholder vote at the Annual Meeting of Shareholders:

RESOLVED, that the compensation paid to DeVry’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion, is hereby approved.

Approval by Shareholders

The approval of the compensation of DeVry’s named executive officers will require the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date. As this is an advisory vote, the result will not be binding on DeVry, the Board of Directors or the Compensation Committee, although the Board of Directors and the Compensation Committee will carefully consider the outcome of the vote when evaluating our compensation program. Unless otherwise indicated on the proxy, the shares will be voted FOR the approval of the compensation of DeVry’s named executive officers.

The Board of Directors recommends a vote FOR Proposal No.  4, approval of the compensation of DeVry’s named executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2012, Julia A. McGee (Chair), Christopher B. Begley, Connie R. Curran and William T. Keevan served on the Compensation Committee. No member of the Compensation Committee was, during fiscal year 2012, an officer or employee of DeVry, was formerly an officer of DeVry, or had any relationship requiring disclosure by DeVry as a related party transaction under Item 404 of Regulation S-K. During fiscal year 2012, none of DeVry’s executive officers served on the board of directors or the compensation committee of any other entity, any officers of which served either on DeVry’s board of directors or its Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that DeVry’s Directors, executive officers and holders of more than 10% of DeVry’s Common Stock file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission. During the fiscal year ended June 30, 2012, no filings were made after the reporting deadline except, due to administrative error, (i) each of Robert A. Paul, Susan Groenwald and Lisa W. Wardell, filed one late report on Form 4 and each of David S. Brown, Darren R. Huston, Lyle Logan, Julia A. McGee, Fernando Ruiz, Harold T. Shapiro and Ronald L. Taylor filed two late reports on Form 4, in each case reporting the automatic disposition of Common Shares upon vesting of Full-Value Shares for tax-withholding purposes and (ii) a Form 3 reporting the appointment of Mr. Wiggins as Senior Vice President, Chief Financial Officer and Treasurer was filed after the reporting deadline.

SHAREHOLDER PROPOSALS — 2013 ANNUAL MEETING

Shareholder proposals intended to be presented at the 2013 Annual Meeting of Shareholders in reliance on Rule 14a-8 under the Securities Exchange Act of 1934 must be received by DeVry no later than June 7, 2013, to be eligible for inclusion in the Proxy Statement and form of proxy for the meeting. Any such proposal also must meet the other requirements of the rules of the SEC relating to shareholder proposals. Also, under DeVry’s By-Laws, other proposals and director nominations by shareholders that are not included in the Proxy Statement will be considered timely and may be eligible for presentation at that meeting only if they are received by DeVry in the form of a written notice, directed to the attention of DeVry’s Secretary, not later than August  9, 2013. The notice must contain the information required by the By-Laws.

SEC REPORTS

A copy of DeVry’s 2012 Annual Report on Form 10-K (including the financial statements and financial statement schedules), as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Secretary of DeVry at DeVry Inc., 3005 Highland Parkway, Downers Grove, IL 60515-5799. A copy of DeVry’s Form 10-K and other periodic filings also may be obtained on DeVry’s website at www.devryinc.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at this meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the proxy committee will vote and act according to their best judgment.

By Order of the Board of Directors

Secretary

DeVry

DEVRY INC.
3005 HIGHLAND PARKWAY
DOWNERS GROVE, IL 60515

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR all of the Class III (2015) nominees listed in Item 1.			
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Darren R. Huston 02 William T. Keevan 03 Lyle Logan 04 Alan G. Merten

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	For	Against	Abstain
2 Ratification of selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
3 Approval of an amendment to our Restated Certificate of Incorporation to declassify our Board of Directors by 2015.	☐	☐	☐
4 An advisory vote on the approval of compensation of our named executive officers.	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000149895_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

DEVRY INC.
Annual Meeting of Shareholders
November 7, 2012 9:00 AM
This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gregory S. Davis and Timothy Wiggins as proxies, each with the power to act alone and with full power of substitution and revocation, to represent and vote, as specified on the other side of this Proxy, all shares of Common Stock of DeVry Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Wednesday, November 7, 2012 at 9:00 a.m. Central Standard Time at DeVry's home office, 3005 Highland Parkway, Downers Grove, Illinois, and all adjournments thereof.

The shares represented by this Proxy will be voted as specified. If no choice is specified, this Proxy will be voted "FOR ALL" in Item 1, and "FOR" Items 2, 3 and 4.

The proxies are authorized, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000149895_2 R1.0.0.11699